UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WILLIAMS INDUSTRIAL SERVICES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

200 Ashford Center North, Suite 425

Atlanta, Georgia 30338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”) to be held on May 12, 2022 beginning at 9:00 a.m. local time, in the conference center at 200 Ashford Center North, Atlanta, Georgia 30338.

The Annual Meeting will be held for the following purposes:

1.	to elect the seven directors named in the accompanying proxy statement to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2022;

3.	to approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.	to approve an amendment and restatement of the Company’s 2015 Equity Incentive Plan; and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 16, 2022 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, during ordinary business hours, for 10 calendar days prior to the Annual Meeting.

This year, we are taking advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials, which we expect to begin mailing on or about March 25, 2022. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. This process helps the environment and reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

We are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories or mandates that federal, state and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor our investor relations website at ir.wisgrp.com for updated information. If you are planning to attend our Annual Meeting, please check this website the week of the meeting.

Your vote is very important. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. Submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors. We look forward to your participation in the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President, Chief Executive Officer and Director

Atlanta, Georgia
March 23, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2022: The Company’s proxy statement and Annual Report to Stockholders for the year ended December 31, 2021 are available at materials.proxyvote.com/96951A.

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.

200 Ashford Center North, Suite 425

Atlanta, Georgia 30338

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2022

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Williams Industrial Services Group Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for the annual meeting of stockholders (the “Annual Meeting”) to be held on May 12, 2022 in the conference center at 200 Ashford Center North, Atlanta, Georgia 30338 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement, Annual Report to Stockholders for the year ended December 31, 2021 (the “2021 Annual Report”), and form of proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), will be mailed to stockholders on or about March 25, 2022. For directions to the Annual Meeting, please call (770) 879-4400.

PURPOSE OF MEETING

The Annual Meeting is being held for the following purposes:

1.	to elect the seven directors named in this proxy statement to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2022;

3.	to approve, on an advisory, non-binding basis, the compensation of our named executive officers (or “say-on-pay” vote);

4.	to approve an amendment and restatement of the Company’s 2015 Equity Incentive Plan (the “2015 Plan”); and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Each share of our common stock, par value $0.01 per share (“Common Stock”), outstanding as of the close of business on March 16, 2022 (the “Record Date”), is entitled to one vote at the Annual Meeting. As of the close of business on the Record Date, there were 26,231,515 shares of Common Stock outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the meeting.

You may vote all of the Common Stock owned by you as of the close of business on the Record Date. This Common Stock includes Common Stock that is (i) held of record directly in your name and (ii) held for you as the beneficial owner through a bank, broker or other nominee. There are some distinctions between Common Stock held of record and Common Stock owned beneficially, as described herein.

Quorum Required

Our bylaws provide that the holders of record of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as described below) will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy. All shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with the instructions on the proxy card or as instructed via Internet or telephone. Voting by proxy will not affect your right to attend the Annual Meeting.

The proxy is solicited by the Board and will be voted as you direct on your proxy when properly completed. For “Proposal No. 1 — Election of Directors,” you may specify whether your shares should be voted for all, withheld from all or voted for all except specified nominees for director. For each of “Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm,” “Proposal No. 3 — Advisory Vote to Approve the Compensation of the Named Executive Officers,” and “Proposal No. 4 — Approval of the Amended and Restated 2015 Equity Incentive Plan,” you may specify whether your shares should be voted for, against or abstain with respect to each proposal.

Our bylaws provide that elections of directors shall be determined by a plurality of the votes cast and all other actions shall be determined by a majority of the votes cast at the Annual Meeting, unless otherwise provided by law. Withheld votes under Proposal 1 and abstentions under Proposals 2 through 4 are not considered votes cast and, therefore, will have no effect on the respective proposals. In addition, broker non-votes, as described below, are not considered votes cast and, therefore, will have no effect on the respective proposals.

If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•	By Internet. Follow the instructions on the Notice or, if you received a printed version of these proxy materials, the proxy card, to vote by Internet, including by scanning the QR code provided on the Notice or proxy card with your mobile device.

•	By telephone or by mail. If you received a printed version of these proxy materials, follow the instructions on the enclosed proxy card to vote by telephone, or complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.

•	In person at the meeting. If you attend the Annual Meeting, you may vote in person during the Annual Meeting.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares. If you received a printed version of these proxy materials, you should have received a voting instruction form from the bank, broker or other nominee that holds your shares. For shares held in street name, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your bank, broker or other nominee. You should contact your bank, broker or other nominee or refer to the instructions provided by your bank, broker or other nominee for further information.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote by Internet or telephone, return your proxy card by mail or vote at the Annual Meeting as described above. If you properly submit a proxy, but do not specify your voting choice on one or more of the proposals included thereon, your shares will be voted as follows:

•	FOR the election of each of the seven nominees for directors named below (Proposal No. 1);

•	FOR the ratification of the appointment of Moss Adams as the Company’s independent registered public accounting firm for 2022 (Proposal No. 2);

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal No. 3); and

•	FOR the approval of the amendment and restatement of the 2015 Plan (Proposal No. 4).

The Board is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. However, if any other matter is properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by submitting a valid, later-dated proxy by the Internet or telephone before 11:59 p.m., Eastern Time, on May 11, 2022, or by mail that is received prior to the Annual Meeting, or by sending a written notice of revocation to our Corporate Secretary at our principal executive offices that bears a later date than the date of the proxy you want to revoke and is received prior to the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2 (the ratification of our independent registered public accounting firm); however, if it does not have instructions from you, the bank, broker or other nominee does not have the authority to vote your unvoted shares for Proposal 1 (the election of nominees to the Board), Proposal 3 (the advisory vote on approval of compensation of our named executive officers) or Proposal 4 (the approval of the amendment and restatement of the 2015 Plan). A “broker non-vote” occurs if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Please note that if your shares are held by a bank, broker or other nominee and you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

We will pay all of the costs of soliciting these proxies. In addition to solicitation by mail, our officers, employees and directors also may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We have also engaged Morrow Sodali LLC to assist us in the solicitation of proxies for a fee of approximately $10,000, plus reasonable out-of-pocket expenses. We will reimburse brokers, banks and other nominees who hold shares of common stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

Questions

If you have any questions about the proposals described in the proxy statement or how to execute your vote, you can contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: WLMS@investor.morrowsodali.com

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, seven nominees will be elected as directors. Our Board of Directors currently consists of seven members: David A. B. Brown, Steven D. Davis, Linda A. Goodspeed, Robert B. Mills, Nelson Obus, Tracy D. Pagliara and Mitchell I. Quain. Each of our directors, other than Ms. Goodspeed, is standing for reelection at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. As of the Record Date, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Our Board of Directors

Set forth below are the name, age, and position of each nominee, as of the Record Date:

Nominees	Age	Position(s) and Office(s) Held with the Company
Robert B. Mills	72	Chairman of the Board of Directors
David A. B. Brown	78	Director
Steven D. Davis	66	Director
Linda A. Goodspeed	60	Director
Nelson Obus	75	Director
Tracy D. Pagliara	59	President, Chief Executive Officer and Director
Mitchell I. Quain	70	Director

The term for each of our current directors expires at the Annual Meeting. All directors are elected to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders, or until the earlier of his or her death, resignation, retirement or removal from such position. There are no family relationships among any of our directors or executive officers.

Set forth below is the specific experience, qualifications and background of each of the individuals listed above.

Robert B. Mills has served as a member of the Board of Directors since October 2015 and was appointed Chairman of the Board of Directors in March 2021. From June 2011 through March 2015, Mr. Mills served as the Chief Operating Officer of Assured Guaranty, Ltd. (NYSE: AGO), a publicly traded financial guaranty insurance company. Prior to his role as Chief Operating Officer, Mr. Mills served as Chief Financial Officer of Assured Guaranty, Ltd. from January 2004 to June 2011. In connection with his role as Chief Operating Officer of Assured Guaranty, Ltd., Mr. Mills chaired the management committee, which established corporate policy and the strategic and tactical direction for the business, and served as a member of the board of directors of each of Assured Guaranty, Ltd.’s five separately regulated insurance companies. Prior to his time at Assured Guaranty, Mr. Mills served as Chief Operating Officer and Chief Financial Officer of the Americas Region of UBS AG, an investment bank and financial services company, from 1994 to 2004. From 1971 to 1994, Mr. Mills worked for KPMG and was elected to the partnership in 1981. Mr. Mills previously served as Executive Chairman of the board of directors of Continental General Insurance Company, a private insurance company, from April 2020 to October 2020, and as a member of the board of directors of Syncora Holdings Ltd. (n/k/a SHL Holdings Ltd.) (OTC: SYCRF), a financial guaranty insurance company, from 2016 until February 2020. He is a Certified Public Accountant and a Certified Global Management Accountant.

Director Qualifications. Mr. Mills is a Certified Public Accountant and has experience serving as Chief Financial Officer and Chief Operating Officer, most recently for Assured Guaranty, Ltd., a public company. Mr. Mills has extensive financial expertise and a thorough understanding of financial statements, corporate finance and accounting and provides financial and accounting expertise to the Board of Directors.

David A. B. Brown has served as a member of the Board of Directors since May 2016. Mr. Brown previously served on the board of directors of Concrete Pumping Holdings, Inc. (the successor of Industrea Acquisition Corp.) (Nasdaq: BBCP), a provider of concrete pumping services and concrete waste management services in the U.S. and U.K. markets, from July 2017 through April 2021, where he served as non-executive chairman, chair of the corporate governance and nominating committee and as a member of the audit committee. Mr. Brown also previously served on the board of directors of EMCOR Group, Inc. (NYSE: EME), one of the largest electrical and mechanical construction and facilities services firms in the U.S., where he served as chair of the audit committee and as a member of the nominating and corporate governance committee, from December 1994 to June 2020; on the board of directors of Layne Christensen Company (then Nasdaq: LAYN), a global water management, construction, and drilling company, from 2003 through June 2018, including as chairman beginning in 2005, and, from June 2014 to January 2015, as its President and Chief Executive Officer; and as a member of the board of directors of Hercules Offshore, Inc. (then OTC: HERO) from November 2015 to December 2016. Mr. Brown was the chairman of the board of directors of Pride International, Inc., a leading provider of offshore contract drilling and related services to oil and natural gas companies worldwide, from May 2005 to May 2011, and, after Pride’s acquisition by Ensco plc (now Valaris plc) (NYSE: VAL), Mr. Brown served as a director of Ensco plc from May 2011 to May 2014. Mr. Brown also previously served as the co-founder and President of The Windsor Group, Inc., and a director of numerous other companies in the energy industry. Mr. Brown is a member of the National Association of Corporate Directors.

Director Qualifications. Mr. Brown has extensive financial and management experience. He is a Chartered Public Accountant and a Chartered Accountant and has served in multiple roles for public companies. Mr. Brown has financial expertise, a thorough understanding of financial statements, corporate finance and accounting and extensive experience with public companies, all of which makes him a valued member of the Board of Directors.

Steven D. Davis has served as a member of the Board of Directors since June 2019. Mr. Davis previously served in a variety of positions at Sempra Energy (NYSE: SRE), a Fortune 500 global energy-infrastructure and public utility holding company, and its indirect subsidiaries, Southern California Gas Company (“SCGC”) (OTC: SOCGM) and San Diego Gas & Electric Company (“SDG&E”), from 1980 until his March 2018 retirement. He served as Corporate Group President—Utilities of Sempra Energy, from January 2017 through his retirement in March 2018; Executive Vice President—External Affairs and Corporate Strategy of Sempra Energy, from September 2015 through December 2016; President and Chief Operating Officer of SDG&E, from January 2014 through September 2015; and Senior Vice President of External Affairs for Sempra Energy, from March 2012 to December 2013. Prior to that, he held other senior level positions, including Vice President—Investor Relations of Sempra Energy, from May 2010 to March 2012; Vice President—Communications and Community Partnerships of Sempra Energy, from 2006 to 2010; and Senior Vice President—External Relations and Chief Financial Officer for SCGC and SDG&E, from 2004 to 2006. Mr. Davis served as a director of SCGC from September 2011 through December 2013, and again from November 2015 through March 2018, including as its non-executive chairman from January 2017. Mr. Davis also served as a director of SDG&E from 2011 to March 2018, including as its non-executive chairman from January 2017. Mr. Davis has served as a member of the board of directors of American States Water Company (NYSE: AWR), a parent company of water utility, electric utility and contracted services subsidiaries, since May 2021, where he serves on the compensation committee and nominating and governance committee. Mr. Davis previously served on the boards of directors of the U.S. Chamber of Commerce and the Edison Electric Institute.

Director Qualifications. Mr. Davis brings a multi-faceted perspective and in-depth industry understanding to the Board through his extensive experience in the energy services industry, including decades of experience in utility and energy infrastructure operations, and his prior service in executive management of a public company and board member of utility companies, as well as board service in leading utility and business organizations.

Linda A. Goodspeed has served as a member of the Board of Directors since November 2021. Ms. Goodspeed is the retired Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, a registered investment advisory firm, positions she held from 2008 until her retirement in 2017. Ms. Goodspeed previously served as Senior Vice President and Chief Information Officer of The ServiceMaster Company, a provider of home services, from 2011 to 2015. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. Ms. Goodspeed currently serves as a member of the board of directors of each of the following companies: American Electric Power Company, Inc. (Nasdaq: AEP), a public utility holding company, where she serves on the audit, nuclear oversight and policy committees and as chair of the technology committee; AutoZone, Inc. (NYSE: AZO), a retailer and distributor of automotive replacement parts and accessories in the United States, where she serves on the audit and compensation committees; and Darling Ingredients Inc. (NYSE: DAR), a producer of organic ingredients, where she serves as chair of the compensation committee and as a member of the nominating and corporate governance committee. She previously also served on our Board of Directors from May 2016 to April 2018 and on the board of directors of Columbus McKinnon Corp. from October 2004 to May 2017.

Director Qualifications. Ms. Goodspeed’s extensive experience in management roles and as a member of the board of director of public companies makes her well qualified to serve as a director of the Company. She has held multiple key strategic and operational roles with several large global companies and in information technology and currently serves on three other boards of public companies. Ms. Goodspeed’s experience in information technology roles and with cybersecurity, including having completed the National Association of Corporate Directors’ certification in cybersecurity oversight, brings valuable experience to the Board of Directors. Ms. Goodspeed is also a registered investment advisor.

Nelson Obus has served as a member of the Board of Directors since June 2016. Mr. Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management, LLC manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities. Since October 2018, Mr. Obus has served on the board of directors of Landec Corporation (Nasdaq: LNDC), which designs, develops, manufactures and sells differentiated health and wellness products for food and biomaterials markets, where he serves as a member of the nominating and corporate governance committee and the compensation committee. Mr. Obus previously served as a member of the board of directors of Jason Industries Inc. (then OTC: JASN) (n/k/a Jason Holdings Inc.), the parent company of manufacturing subsidiaries within the finishing and seating markets, from June 2018 to August 2020, upon its emergence from bankruptcy; Layne Christensen Company (then Nasdaq: LAYN) from 2004 to June 2018; Breeze-Eastern Corporation, a company that designs, develops, manufactures, sells and services sophisticated mission equipment for helicopters, from January 2012 to December 2015; Gilman Ciocia, Inc., a company that provides income tax preparation, accounting and financial planning services, from September 2007 to January 2012; and Sylvan, Inc., a formerly Nasdaq-listed company specializing in producing and distributing mushroom spawn, from 2001 to 2006.

Director Qualifications. Mr. Obus’s pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, capital markets expertise and managerial experience gained through his leadership roles and ownership interest in related investment management companies, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc., and the knowledge and experience he has attained from service on other public company boards. He also brings to the Board the perspective of the Company’s most significant stockholder.

Tracy D. Pagliara has served as a member of our Board of Directors since July 2017 and as our President and Chief Executive Officer starting in April 2018, having previously served as Co-President and Co-CEO from July 2017 through April 2018. Prior to July 2017, he served as our Chief Administrative Officer, General Counsel and Secretary from January 2014, and also as Senior Vice President from November 2015. He previously served as our General Counsel, Secretary and Vice President of Business Development from April 2010 through December 2013. Prior to joining the Company in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Vice President of Administration, Chief Compliance Officer and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara currently serves on the board of directors and audit, compensation and nominating and corporate governance committees of Westwater Resources, Inc. (formerly Uranium Resources, Inc.) (NYSE American: WWR), a diversified energy materials developer, where he has served since July 2017. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant. In addition, in accordance with customary practice, Mr. Pagliara and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary. As previously disclosed, such subsidiaries included Koontz-Wagner Custom Controls Holdings LLC, which filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in July 2018 and ceased operations at such time.

Director Qualifications. Mr. Pagliara has a deep understanding of the Company and its business, having been with the Company since 2010. He has worked in the industry for nearly 20 years and has extensive experience advising public companies. His executive compensation, governance, legal and accounting background further add to his value as a member of the Board of Directors.

 Mitchell I. Quain has served as a member of our Board of Directors since September 2020. Mr. Quain has served on the Executive Council of American Securities LLC, a private equity firm, since January 2020. From December 2011 to December 2019, Mr. Quain was a Senior Advisor at the private equity firm Carlyle Group. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director and then Managing Director of ACI Capital Corp., a private equity investment firm. From 2002 through 2005, Mr. Quain served as Chairman of Register.com, Inc., a provider of domain name registration and internet services, and, from 1997 to 2001, he was employed with ABN AMRO Bank N.V. and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain has served on the board of directors of AstroNova, Inc. (Nasdaq: ALOT), a global leader in data visualization technologies, where he serves on the compensation and nominating and governance committees and as chair of the audit committee, since 2011; Star Equity Holdings, Inc. (formerly Digirad Corporation) (Nasdaq: STRR), a diversified holding company with three divisions: Healthcare, Construction, and Investments, where he serves as lead independent director and on the audit and compensation committees and as chair of the corporate governance committee, since 2019; Kensington Capital Acquisition Corp. V (NYSE: KCGI), a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with a business in the automotive and industrial sectors, since August 2021, where he serves on the audit committee and as chair of the nominating and corporate governance committee; and Kensington Capital Acquisition Corp. IV NYSE: KCAC), a special purpose acquisition company, since the completion of its initial public offering in March 2022, where he serves on the audit committee and as chair of the nominating and corporate governance committee. Mr. Quain previously served on the boards of multiple other public and private companies, including Kensington Capital Acquisition Corp. from June 2020 to November 2020, upon the completion of its initial business combination (now QuantumScape Corporation), Kensington Capital Acquisition Corp. II from February 2020 to October 2021, upon the completion of its initial business combination (now Wallbox N.V.), Jason Industries, Inc. (n/k/a Jason Holdings Inc.), DeCrane Aircraft Holdings, Inc., Handy & Harman Ltd., Hardinge Inc., HEICO Corporation, Magnetek, Inc., Mechanical Dynamics, Inc., RBC Bearings Incorporated, Register.com, Inc., Strategic Distribution, Inc., Tecumseh Products Company, Titan International, Inc., and Xerium Technologies, Inc. He is also a Chartered Financial Analyst.

Director Qualifications. Mr. Quain’s substantial public company board and governance experience, as well as his history in private equity and his designation as a Chartered Financial Analyst, bring a valuable perspective to the Board.

Selection of Certain Directors

The Board has prioritized the need for more diversity on the Board; in connection with our goal to add more diversity to the Board, Ms. Goodspeed was identified and recommended by a non-employee director of the Company. Ms. Goodspeed previously served on our Board from May 2016 to April 2018, and several of our other directors served with her during that time. Following the identification of Ms. Goodspeed as a potential candidate, members of the Board of Directors interviewed Ms. Goodspeed, and she completed a questionnaire providing information relating to her experience, background and other factors. The Nominating and Corporate Governance Committee reviewed Ms. Goodspeed’s qualifications, including her information technology and cybersecurity knowledge, and ultimately recommended Ms. Goodspeed to the Board for appointment as a director.

There is no arrangement or understanding between Ms. Goodspeed and any person pursuant to which Ms. Goodspeed was selected as a director.

Required Vote

Stockholders may cast their vote “for” or “withhold” authority to vote for each of the nominees for director. The directors will be elected by a plurality of the votes cast by holders of the Common Stock, meaning that the seven nominees for director receiving the highest number of shares voted “for” their election will be elected. “Withhold” votes and broker non-votes are not considered votes cast and will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Director Independence

Our Board of Directors has reviewed the criteria for determining the independence of our directors under NYSE American and U.S. Securities and Exchange Commission (“SEC”) rules. Of the seven nominees for director, the Board determined each of Ms. Goodspeed and Messrs. Brown, Davis, Mills, Obus and Quain satisfied such independence criteria. In addition, the Board determined that Mr. Macaluso, who served on the Board during 2021, was independent under such criteria. Accordingly, during 2021 and as of the Record Date, our Board was comprised of a majority of directors who qualified as independent directors under the rules adopted by the SEC and NYSE American. In addition, all Board committee members are and, during 2021, were, independent for the purposes of the committees on which they served during the time of such service.

In assessing the independence of our directors, the Board of Directors considered the relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant, including the beneficial ownership of our Common Stock by each non-employee director, including Mr. Obus’s relationship with the Company’s largest stockholder.

Board Leadership Structure and Committee Composition

The Board of Directors will exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, based on the Board’s judgment of the best interests of the Company and its stockholders from time to time. We have separated the position of Chairman of the Board and Chief Executive Officer since January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer to focus attention on managing day-to-day operations and developing corporate strategy, while our Chairman of the Board, Robert B. Mills, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions. The Board does not believe that one particular leadership structure is appropriate at all times and will continue to evaluate the Board’s leadership structure from time to time.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter, the adequacy of which each respective committee annually reviews and reassesses. A copy of each charter is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. The information provided on the Company’s website is referenced in this proxy statement for information purposes only and shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings the Company makes with the SEC. Our Board of Directors may establish additional committees from time to time in accordance with our bylaws.

As of the Record Date, the membership of the standing committees was as follows:

Board Member	Audit	Compensation	Nominating & Corporate Governance
Robert B. Mills	Chair	X	X
David A. B. Brown	X	Chair	X
Steven D. Davis	X	X	Chair
Linda A. Goodspeed(1)	X	X
Nelson Obus		X	X
Tracy D. Pagliara
Mitchell I. Quain		X	X

(1)	Ms. Goodspeed was appointed as a member of the Audit Committee and the Compensation Committee effective February 3, 2022.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes, the audit of our financial statements and the review of our internal control functions, including monitoring the integrity of our financial reporting and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements, as well as approving the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee also oversees compliance with the Company’s Code of Business Conduct and Ethics and Related Party Transaction Policy. The Audit Committee held six meetings during 2021.

Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE American. Our Board of Directors has determined that each of member of the Audit Committee qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC, and is financially sophisticated, as defined under the applicable rules and regulations of the NYSE American.

Compensation Committee

The Compensation Committee reviews the performance of our executive officers, approves compensation programs for the executive officers (including salary and short- and long-term incentive programs), reviews the overall compensation programs of the Company and its strategies related to human capital management, including talent acquisition, development, and retention and succession planning, and administers our equity incentive plans and awards. During 2021, the Compensation Committee held four meetings.

The Chief Executive Officer and Chief Financial Officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations or participate where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the Chief Executive Officer) is present during deliberations and voting with respect to the Chief Executive Officer’s performance or compensation.

The Compensation Committee may, in its sole discretion, select, retain and obtain, at the Company’s expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2021, the Compensation Committee engaged its existing compensation consultant, Meridian Compensation Partners (“Meridian”). Meridian reported directly to the Compensation Committee and served at the sole discretion of the Compensation Committee on such matters. The Compensation Committee has assessed the independence of Meridian pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee. For additional information regarding the services provided by Meridian during 2021, see “The Board, Its Committees and Its Compensation—Director Compensation” and “Executive Compensation—Compensation Consultant.”

The Compensation Committee also may, in its sole discretion, retain and obtain, at the Company’s expense, the advice and assistance of outside counsel and such other advisors as it deems necessary. The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the nomination of directors for service on the Board of Directors and its committees (as described further below under “Board Nomination Process”), reviews and considers developments in corporate governance practices, reviews the Company’s environmental, social and governance (“ESG”) policies and reporting, recommends to the Board of Directors policies and procedures with respect to corporate governance and reviews and recommends to the Board any responses to stockholder proposals. During 2021, the Nominating and Corporate Governance Committee held five meetings.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees, which are set forth in our Director Nominations Policy and include the following:

•	Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to: (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•	Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•	Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

•	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meetings of stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

•	Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of the foregoing requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•	Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

•	Additional Qualifications. In approving candidates for election as director, the Nominating and Corporate Governance Committee will also ensure that:

o	at least a majority of the directors serving at any time on the Board are independent, as defined under the applicable rules of the NYSE American, or any other national securities exchange on which the Common Stock is then listed;

o	at least three of the independent directors satisfy the applicable financial literacy and other requirements required for service on the audit committee under the rules of the NYSE American, or any other national securities exchange on which the Common Stock is then listed;

o	at least one of the independent directors has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, as required under the rules of the NYSE American, or has experience that satisfies any similar requirements of any other national securities exchange on which the Common Stock is then listed (which experience may be presumed if the director qualifies as an audit committee financial expert under the SEC’s rules, if so permitted by the rules of the applicable national securities exchange);

o	at least one of the independent directors qualifies as an audit committee financial expert under the rules of the SEC;

o	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

o	at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The above are only threshold criteria, and the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances. In addition, in identifying nominees, the Nominating and Corporate Governance Committee strives to identify and recruit individuals with diverse talents, experiences and backgrounds. The Board has adopted resolutions requiring that reasonable steps be taken to ensure that diverse candidates are included in the pools from which director nominees are chosen and affirming its commitment to a policy of inclusiveness to ensure that: diverse candidates are routinely sought as part of every Board candidate search undertaken by the Company; the Board strives to obtain diverse candidates by expanding director searches to include nominees from non-traditional backgrounds; and Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. Our goal is to develop a Board whose membership is diverse in many ways, including race, gender, and ethnicity, as the Board recognizes that these attributes can play an important role in enhancing the dynamics of the Board. When vacancies arise on the Board in the future, the Board intends to use the opportunity to seek to expand the diversity of the Board. The Board will also review its composition periodically.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, Attention: Corporate Secretary or by email to corporatesecretary@wisgrp.com (with a confirmation copy sent by mail). The written notice must include required information in accordance with the Company’s bylaws. Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Annual Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively together, and to provide an opportunity to reflect upon, and improve, processes and effectiveness. Our Board is committed to an annual evaluation process and recognizes this process promotes continuous improvement. The annual self-assessment evaluates the performance of the Board and its committees in accordance with a procedure established by the Nominating and Corporate Governance Committee. The evaluations help inform the Nominating and Corporate Governance Committee’s discussions regarding Board succession planning and refreshment and complement the Committee’s evaluation of the size and composition of the Board. The Board also recognizes that a robust and constructive evaluation process is an important part of good corporate governance and board effectiveness. For 2021, each director completed confidential written questionnaires that requested subjective comment in key areas and solicited input for areas of development, for the Board as a whole and for each committee upon which the director served. The results were reviewed and compiled by outside counsel and reviewed in detail with the Board as whole at an in-person meeting with outside counsel present.

Board’s Role in Risk Oversight

While senior management has primary responsibility for managing risk, one of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of strategic and operational risk exposure related to our business, which may include regulatory, financial, human capital, ESG, safety, information technology and cybersecurity, litigation and reputation risks, among others. The Board has also reviewed risks related to the impact of the COVID-19 pandemic on the business since the pandemic began and will continue to do so throughout the duration of the pandemic. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material transactions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors and applicable Board committees regarding, among other things, business operations and strategic planning, financial planning and budgeting and regulatory and legal matters, including any material risk to the Company related to such matters. In addition, like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Board, with input from management, assesses the Company’s cybersecurity risks and the measures implemented by the Company to mitigate and prevent cyberattacks and respond to data breaches.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

1.	The Audit Committee is responsible for discussing the Company’s overall risk assessment and risk management policies with management and our independent registered public accounting firm, as well as the Company’s plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related party transactions, including the risks related to those transactions impacting the Company.

2.	The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including the impact on risk-taking by our executive officers and employees, and risks related to our human capital management and succession planning.

3.	The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors, our corporate governance practices and ESG matters.

The committee members regularly report to the full Board of Directors on material developments in their areas of oversight. At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our Chief Executive Officer, Chief Financial Officer and other senior management attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure and Committee Composition” above.

Environmental, Social, Health, Safety and Governance Matters

Our business is to build, improve, and maintain infrastructure that provides essential services to people, including clean power and water. As we fulfill our mission, safety will be given our first priority in planning all of our operating activities to protect employees, customers, and visitors from occupational injuries and illness, property damage and environmental loss or damage. We recognize that often, when we take actions to protect our people, we are also necessarily protecting other people and the environments in which we and they live and operate. This relationship between protecting people and protecting their environments is the common link between our core value of safety and that of sustainability—the need and desire to promote the sensible and sustainable use of natural resources, reduce risks to health and safety, and mitigate the negative impact of our operations, and those of our customers, on the environment.

Recognizing the need and responsibility for the safety of our employees and the environments in we operate, we consider accident prevention an important and integral part of every operational undertaking and we will make every effort to provide a safe and healthy work environment.

Another essential element of our business is a strong governance and risk and compliance framework which is supported by a number of key policies, procedures, and systems to ensure that we maintain appropriately high levels of personal and professional integrity. To this end, we have an independent, experienced and active Board of Directors, which is chaired by an independent director. The Nominating and Corporate Governance Committee is specifically tasked with regularly reviewing our ESG policies, programs, initiatives and reporting. Our Board of Directors, together with our management team, oversees an array of corporate compliance programs, including our Code of Business Conduct and Ethics, Corporate Governance Guidelines, a whistleblower hotline, proprietary risk-management programs, an executive compensation recovery program, anti-harassment, antitrust, anti-bribery and anti-corruption training and related programs, and compliance policies relating to other areas of our business.

We have built a respectful, inclusive, fair and equitable work environment that empowers our employees, rewards excellence (one of our core values), and provides the opportunity to our people, wherever they are situated in the Company, to develop themselves and our business as we move forward together to the benefit of our stakeholders. We are continuing to seek to build a workforce with diverse experiences, talents, and cultures because we recognize that individuals with diverse backgrounds, such as gender, age, race, ethnicity, disability, sexual orientation, religion, and veteran’s status, bring valuable differences in perspectives, culture and ways of working into our organization. We believe that the different viewpoints and experiences of a diverse workforce can provide benefits to our customers and our employees.

As we continue to implement our ESG policies and procedures, we will strive to:

•	Provide information, training, and competent supervision in the specific work tasks of our employees to protect their health and safety and the environments in which they are operating.

•	Maintain safe and healthy working conditions while continually striving for process improvements that promote individual health and safety, environmental sustainability and responsible business practices.

•	Assess environmental, health, safety and sustainability impacts in connection with all of our material activities and projects.

•	Furnish fit-for-purpose mechanical safeguards and personal protective equipment, where and when they are needed.

•	Provide access to appropriate medical and first-aid facilities for work-related injury and illness.

•	Maintain an active and aggressive environmental, health, safety and sustainability program for all employees, with complete participation, endorsement and support by management.

•	Maintain a continuous educational program for process safety and environmental improvements, including building awareness of the need to conserve natural resources and, where appropriate, recover, reuse, and recycle materials, consistent with our business functions, client project specifications and job site requirements.

•	Require that all employees observe applicable environmental, health, safety and sustainability laws and regulations, best practices, client requirements, and appropriate personal protective measures.

•	Review any environmental, health and safety incidents to determine their cause and to develop measures to prevent reoccurrence.

•	Provide periodic communication to employees of our expectations, targets, and progress regarding our ESG practices and procedures.

•	Monitor compliance with our environmental, health, safety and sustainability policies and procedures and provide disciplinary action, up to and including dismissal, for noncompliance.

No assurance can be given that any plan, initiative, commitment, or expectation set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Human Capital

We believe our employees are our greatest asset. Our business success is dependent upon our ability to attract, develop, and retain high performing talent by providing a culture that is built on our core values of safety, integrity, excellence, and results.

Along with our core values, we act in accordance with our ESG policies and procedures outlined above and our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires a commitment from employees, officers and directors at the Company and its subsidiaries to conduct business honestly and ethically. Among other things, our Code of Business Conduct and Ethics encourages employees to talk to supervisors, managers, or other appropriate personnel, including the Chief Executive Officer, the Chief Financial Officer, or the General Counsel, about observed illegal or unethical behavior and the best course of action in a particular situation. The Company has a confidential hotline administered by an outside firm that an employee can call or visit on the internet to anonymously submit a report in the event he or she has ethical concerns or suspects instances of misconduct.

For over 15 years, we have maintained a safety record in the top quartile of the industry, benefiting both us and our customers. We also maintain a broad range of professional certifications and memberships in national organizations relevant to the performance of many of the services we provide.

Board Meetings

The Board held 11 meetings during 2021. Each of our current directors attended at least 75% of the aggregate meetings of the Board held during the period for which he or she served and the committees of the Board on which he or she served during the periods that he or she served during 2021. Each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he or she serves. In addition, the independent directors meet regularly in executive session without the presence of management.

Annual Meetings of Stockholders

Pursuant to our Corporate Governance Guidelines and Director Nominations Policy, directors are expected to attend all annual meetings of stockholders, either in person or telephonically. All then-serving directors attended the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). The Board anticipates that each director will attend the Annual Meeting.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary mailed to our principal executive offices, we will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website. In addition, any such amendment or waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations, including the rules of the NYSE American, which currently require a Form 8-K to be filed disclosing any waiver of the Code of Business Conduct and Ethics for directors and officers.

In addition, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address issues such as the criteria and requirements for the selection and retention of members of the Board, the procedures and practices governing the operation and compensation of the Board and the principles under which management shall direct and operate the business of the Company and its subsidiaries. The Corporate Governance Guidelines are available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Corporate Governance Guidelines free of charge.

Stockholder Engagement and Communication with the Board of Directors

We believe that strong corporate governance includes engagement with our stockholders. We engage with stockholders on a variety of topics throughout the year to ensure that we are addressing questions and concerns and to seek input on policies and practices. Our management team, including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, regularly engage in meaningful dialogue with our stockholders through quarterly earnings calls and investor conferences, including several virtual conferences during 2021. In addition, one of our directors is affiliated with our largest stockholder and provides valuable insight from such perspective. Stockholder feedback is reviewed and considered by the Board and applicable committees and is reflected in adjustments to policies and practices.

Interested parties, including stockholders, may contact the Board of Directors, including the non-management directors, or any committee of the Board of Directors by sending correspondence to Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, Attention: Corporate Secretary or corporatesecretary@wisgrp.com. The Corporate Secretary reviews and promptly forwards communications to the appropriate members of the Board of Directors or the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitation or advertisements, junk mail or spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Hedging or Pledging of Company Stock

Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions or short sales involving Company stock or, unless approved in writing by the Company’s general counsel, holding Company stock in a margin account. Additionally, our officers and directors may only pledge securities with the consent of the Company. No executive officer or director has pledged securities of the Company.

Director Compensation

Director compensation is determined by the Nominating and Corporate Governance Committee, subject to approval by the entire Board of Directors. Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. The objectives for our non-employee director compensation program are to attract highly qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program annually to confirm that it continues to meet these objectives.

To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design and the advice of Meridian, the Compensation Committee’s independent compensation consultant. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval.

Upon conclusion of the most recent annual review, the Nominating and Corporate Governance Committee determined that the director compensation program was reasonable and within market median levels and, therefore, no changes were made to the director compensation levels.

For 2021, the non-employee director program consisted of the following annual cash retainers, which were unchanged from the levels in 2020:

•	$65,000 for each non-employee director;

•	$50,000 for the Board of Directors Chairperson;

•	$20,000 for the Audit Committee Chairperson;

•	$13,750 for the Compensation Committee Chairperson; and

•	$10,000 for the Nominating and Corporate Governance Committee Chairperson.

For 2021, the Board also approved an annual grant of restricted shares with a value of $90,000 that vests on the first anniversary of the date of grant.

In March 2021, the Board adopted a formal policy providing that any individual who ceases to be a director of the Company as a result of his or her death will fully vest in all of his or her unvested restricted shares held at such time.

The Board recognizes that ownership by the non-employee directors of our Common Stock will align their interests with the interests of our stockholders. As a result, each non-employee director is required to own a certain number of shares. In 2021, each non-employee Board member was required to own the lesser of (i) shares with a value of three times his or her annual cash retainer or (ii) 8,000 shares. On February 28, 2022, the Board revised these guidelines to require each non-employee Board member to own the lesser of (i) shares with a value of three times his or her annual cash retainer or (ii) 30,000 shares. The target date for the existing directors to meet these stock ownership guidelines is five years from the date of his or her appointment. For purposes of these guidelines, the director will be deemed to “own” the Company’s shares that are beneficially owned by such person, including equity awards that will pay out within 60 days of the applicable measuring date. As of the Record Date, each non-employee director who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

2021 Director Compensation

The following table provides information on the compensation awarded to, earned by or paid to each person who served as a non-employee director during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David A. B. Brown	$78,750	$90,000	$168,750
Steven D. Davis	$75,798	$90,000	$165,798
Linda A. Goodspeed	$10,647	$—	$10,647
Charles Macaluso(2)	$31,250	$585,066	$616,316
Robert B. Mills	$138,989	$90,000	$228,989
Nelson Obus	$65,000	$90,000	$155,000
Mitchell I. Quain	$65,000	$90,000	$155,000

(1)	The amounts in this column represent the aggregate grant date fair value of restricted shares granted to non-employee directors in 2021 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). For Mr. Macaluso, this column also includes the incremental fair value of stock awards that were modified in 2021. For a discussion of the assumptions we made in valuing the stock awards, see “Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 12—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021. The total number of unvested restricted shares held by each non-employee director as of December 31, 2021 was as follows:

Name	Unvested Restricted Shares (#)
David A. B. Brown	50,549
Steven D. Davis	39,911
Linda A. Goodspeed	—
Robert B. Mills	50,549
Nelson Obus	50,549
Mitchell I. Quain	27,398

(2)	Mr. Macaluso passed away on February 22, 2021. On March 5, 2021, in recognition of Mr. Macaluso’s long and exemplary service on the Board, the Board exercised its discretion pursuant to the terms of the relevant restricted share awards to fully vest all of Mr. Macaluso’s unvested restricted shares.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal to Ratify Appointment of Moss Adams

Moss Adams has served as the Company’s independent registered public accounting firm since November 2017. Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2022. The Board of Directors is asking stockholders to ratify this appointment. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Moss Adams for ratification by stockholders as a matter of good corporate governance.

If the stockholders should fail to ratify the selection of Moss Adams as the Company’s independent registered public accounting firm for fiscal year 2022, the Audit Committee may consider the appointment of a different independent registered public accounting firm for fiscal year 2022. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.

Audit and Non-Audit Fees

The following table sets forth the estimated or actual fees paid or accrued by us for professional accounting fees and services rendered for the years ended December 31, 2021 and 2020.

($ in thousands)	2021	2020
Audit Fees(1)	$642	$377
Audit-Related Fees(2)	47	86
Tax Fees	—	—
All Other Fees	—	—
Total	$689	$463

(1)	Audit fees are fees that were charged for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above. For 2021 and 2020, includes fees related to services rendered in connection with the issuance of consents related to Registration Statements on Form S-8 and standalone reviews for the Company’s subsidiaries.

(2)	Audit-related fees consisted of fees related to contract compliance audits.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during the periods covered by the Annual Report on Form 10-K for the year ended December 31, 2021 were in accordance with this pre-approval policy.

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” the ratification of the appointment of Moss Adams must exceed the number of shares voted “against” the proposal. Abstentions are not considered votes cast and will have no effect on the vote for this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

EXECUTIVE COMPENSATION

This section describes the 2021 compensation program established by the Compensation Committee for our named executive officers. Our named executive officers for 2021 were as follows:

•	Tracy D. Pagliara, President and Chief Executive Officer;

•	Randall R. Lay, Executive Vice President, Chief Operating Officer; and

•	Charles E. Wheelock, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary.

Our named executive officers for 2021 also include Michael K. (“Kelly”) Powers, who resigned as President, Williams Industrial Services Group LLC, on November 25, 2021. Our executive compensation disclosure focuses primarily on the compensation earned by our named executive officers who remained employed as of the last day of 2021, but also describes, where appropriate, the compensation earned by Mr. Powers.

2021 Summary Compensation Table

The following table presents information regarding the compensation earned by our named executive officers in each of 2021 and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Tracy D. Pagliara	2021	541,057		—		2,069,650	—	48,596	(3)	2,659,303
President and Chief Executive Officer	2020	519,596		—		459,869	398,845	31,899		1,410,209
Randall R. Lay	2021	391,701		—		848,809	—	47,058	(4)	1,287,568
Executive Vice President, Chief Operating Officer	2020	350,192		—		221,003	214,497	22,668		808,360
Charles E. Wheelock	2021	308,494		—		635,391	—	9,994	(5)	953,879
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Kelly Powers	2021	359,236	(6)	—		677,422	—	12,435	(5)	1,049,093
Former President, Williams Industrial Services Group LLC	2020	311,885		5,742	(7)	153,290	182,916	4,258		658,091

(1)	This column does not reflect the value of stock awards that were earned by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects (i) the aggregate grant date fair value of time-based restricted stock units (sometimes referred to as “RSUs”) and performance-based awards granted to our named executive officers in the applicable year, computed in accordance with Topic 718, and (ii) for 2021, the incremental fair value for financial accounting purposes of stock awards that were granted prior to 2021 and that were modified in 2021, as set forth in more detail in our 2021 proxy statement. For 2021, the amounts were broken out as follows:

Named Executive Officer	Grant Date Fair Value of Equity Awards Granted in 2021	Incremental Fair Value of Equity Awards Modified in 2021	Total Reported in the Stock Award Column
Mr. Pagliara	$739,025	$1,330,625	$2,069,650
Mr. Lay	$383,250	$465,559	$848,809
Mr. Wheelock	$240,000	$395,391	$635,391
Mr. Powers	$297,500	$379,922	$677,422

The grant date fair value of the performance-based awards was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of the performance-based awards for 2021, assuming that the maximum level of performance would be achieved, was as follows: for Mr. Pagliara, $990,294; for Mr. Lay, $513,555; for Mr. Wheelock, $321,600; and for Mr. Powers, $398,650. For a discussion of the assumptions that we used to value the time-based RSUs and performance-based awards for financial accounting purposes, please refer to “Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 12—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	This column reflects amounts earned by our named executive officers under our short-term incentive (“STI”) plan for the applicable year based on achievement of the applicable performance goals.
(3)	Pursuant to his employment agreement, Mr. Pagliara was required to perform his duties and responsibilities as Chief Executive Officer in Tucker, Georgia commencing September 1, 2018. In exchange, the Company agreed, under his employment agreement, to reimburse Mr. Pagliara for the following expenses: (i) the costs of airline tickets (and related ground transportation and parking) for trips from Atlanta, Georgia to visit his family ($4,552 in 2021); (ii) the costs of renting an apartment in Atlanta and the related utilities ($28,902 in 2021); and (iii) the aggregate incremental costs of providing an automobile for business use ($2,420 in 2021). In addition, Mr. Pagliara received 401(k) matching contributions of $10,400 and premiums for additional group-term life insurance coverage of $2,322 for 2021.

(4)	Pursuant to his employment agreement, Mr. Lay was required to perform his duties and responsibilities as Chief Financial Officer in Tucker, Georgia. In exchange, the Company agreed, under his employment agreement, to reimburse Mr. Lay for the following expenses: (i) the costs of airline tickets (and related ground transportation and parking) for trips from Atlanta, Georgia to his residence ($5,884 in 2021); (ii) the costs of renting an apartment in Atlanta and the related utilities ($22,413 in 2021); and (iii) the aggregate incremental costs of providing an automobile for business use ($2,420 in 2021). In addition, Mr. Lay received 401(k) matching contributions of $13,000 and premiums for additional group-term life insurance coverage of $3,341 for 2021.

(5)	For Mr. Wheelock, reflects 401(k) matching contributions of $9,750 and premiums for additional group-term life insurance coverage of $244 for 2021. For Mr. Powers, reflects 401(k) matching contributions of $11,904 and premiums for additional group-term life insurance coverage of $531 for 2021.

(6)	Mr. Powers resigned as President, Williams Industrial Services Group LLC, on November 25, 2021. The amount included in the Salary column for 2021 includes the base salary earned by him for the year plus the payout of accrued but unused vacation at the time of termination.

(7)	Represents a discretionary increase in the 2020 STI payout.

Employment and Separation Arrangements

Employment Agreements

On June 20, 2018, in connection with Mr. Pagliara’s appointment as President and Chief Executive Officer of the Company on April 13, 2018, Mr. Pagliara entered into a new employment agreement with the Company (the “Pagliara Employment Agreement”), which replaced the Co-CEO employment agreement that was previously in place. The Pagliara Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Pagliara Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. Under the agreement, Mr. Pagliara’s annual base salary was set at $500,000 and his STI bonus opportunity target was set at 80% of his annual base salary and his long-term incentive (“LTI”) opportunity target was set at 125% of his annual base salary.

The Pagliara Employment Agreement entitles Mr. Pagliara to certain severance benefits if the Company terminates his employment other than for disability or cause (including by reason of the Company not renewing the term), or if he terminates his employment for good reason (each a “Qualified Termination”). In such event, subject to Mr. Pagliara signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for an 18-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred within 90 days before or two years after a Change in Control of the Company (as defined in the Pagliara Employment Agreement), then the Company would pay or cause to be paid to Mr. Pagliara the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Pagliara’s employment were terminated due to death or disability. The Company also agreed to reimburse Mr. Pagliara for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation from Dallas, Texas to the Company’s headquarters office in Tucker, Georgia. The Pagliara Employment Agreement additionally contains standard restrictive covenants.

On September 30, 2019, in connection with Mr. Lay’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an employment agreement (the “Lay Employment Agreement”) with Mr. Lay. The Lay Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Lay Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. Under the agreement, Mr. Lay’s annual base salary was set at $325,000, which was to be increased to $350,000, effective as of April 1, 2020 (subject to a satisfactory performance review by the Board of Directors of the Company). Mr. Lay’s STI bonus opportunity target was set at 65% of his annual base salary, and he additionally received an LTI award as an employment inducement award, granted outside of the Company’s 2015 Plan, comprised of RSUs in respect of 150,000 shares. Of those, 100,000 RSUs are subject to time-based vesting conditions (with vesting in three equal annual installments on each of March 31, 2020, 2021 and 2022) and 50,000 are subject to performance-based vesting conditions (with vesting in two equal annual installments on each of March 31, 2021 and 2022, subject to achievement of the performance metrics to be established by the Board of Directors for the years ended December 31, 2020 and 2021). Such awards are subject to the terms and conditions of the respective award agreements.

The Lay Employment Agreement entitles Mr. Lay to certain severance benefits if he incurs a Qualified Termination. In such event, subject to Mr. Lay signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for a 12-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred within 90 days before or two years after a Change in Control of the Company (as defined in the Lay Employment Agreement), then the Company would pay or cause to be paid to Mr. Lay the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Lay’s employment were terminated due to death or disability. The Company has also agreed to reimburse Mr. Lay for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his travel to the Company’s headquarters in Tucker, Georgia. The Lay Employment Agreement additionally contains standard restrictive covenants.

On August 12, 2019, in connection with Mr. Wheelock’s appointment as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, the Company entered into an employment agreement (the “Wheelock Employment Agreement”) with Mr. Wheelock. The Wheelock Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Wheelock Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. Under the agreement, Mr. Wheelock’s annual base salary was set at $267,800 and his STI bonus opportunity target was set at 50% of his annual base salary. The Wheelock Employment Agreement entitles Mr. Wheelock to certain severance benefits if he incurs a Qualified Termination. In such event, subject to Mr. Wheelock signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for a 12-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred within 90 days before or two years after a Change in Control of the Company (as defined in the Wheelock Employment Agreement), then the Company would pay or cause to be paid to Mr. Wheelock the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Wheelock’s employment were terminated due to death or disability. The Wheelock Employment Agreement additionally contains standard restrictive covenants.

Offer Letter for Mr. Powers

On November 14, 2019, the Company provided an offer letter to Mr. Powers, which outlined his compensation levels in connection with his appointment as President, Power. Under the terms of the offer letter, Mr. Powers was entitled to an annual base salary of $307,500 and a target STI opportunity equal to 70% of his annual base salary.

Executive Severance Plan

In 2021, Mr. Powers participated in the Executive Severance Plan (“ESP”), which entitled him to severance benefits in the event of an involuntary termination of employment other than for “cause” or a termination by him for “good reason” (each as defined by the ESP). The severance benefits equal: (i) salary continuation of one year, (ii) payment of the STI earned for the fiscal year preceding the date of termination to the extent not previously paid, and (iii) if the date of termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, a pro-rated STI for the year of termination based on actual performance results for the entire year. In exchange for the severance benefits, Mr. Powers would be required to sign a release of claims. Mr. Powers was not entitled to severance under the ESP upon his resignation on November 25, 2021.

Elements of Total Direct Compensation

The overriding objective of our compensation program in 2021 was to attract and retain a quality management team capable of re-establishing a solid foundation for our business through process discipline, operating rigor and accountability, while continuing to provide our customers with high quality services.

A brief summary of our total direct compensation—consisting of base salary, STI opportunities and LTI opportunities—for our named executive officers is set forth below.

2021 Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance. During the annual performance review process in 2021, the base salaries for our named executive officers were increased, effective July 1, 2021 (except for Mr. Powers, whose salary adjustment was effective April 1, 2021). The adjustments generally were intended to bring the base salaries closer to the market median of the compensation peer group.

Named Executive Officer	2020 Annual Base Salary	2021 Annual Base Salary
Mr. Pagliara	$527,875	$550,000
Mr. Lay	$365,000	$380,000
Mr. Wheelock	$300,000	$309,000
Mr. Powers	$317,000	$350,000

Effective November 4, 2021, Mr. Lay was appointed as Executive Vice President, Chief Operating Officer. In connection with his appointment, Mr. Lay’s annual base salary was increased to $420,000.

2021 Short-Term Incentive Compensation

The Company maintains the STI plan, under which our named executive officers are eligible to receive annual cash payments based on the extent to which certain operational goals are achieved. The STI plan is designed to motivate our named executive officers to achieve each year’s business plan objectives. During the annual performance review process in March 2021, the Compensation Committee did not make any changes to the STI opportunities for the named executive officers. The target STI opportunities, expressed as a percentage of annual base salary, remained unchanged from 2020 levels.

Named Executive Officer	2021 Target STI Opportunity (as a % of Annual Base Salary)
Mr. Pagliara	90%
Mr. Lay	70%
Mr. Wheelock	55%
Mr. Powers	70%

Effective November 4, 2021, Mr. Lay was appointed as Executive Vice President, Chief Operating Officer. In connection with his appointment, Mr. Lay’s 2021 target STI opportunity was increased to 75%.

The 2021 STI program for the named executive officers was weighted 65% Consolidated Adjusted EBITDA, 25% free cash flow and 10% safety. Each performance goal had a threshold, target and maximum performance target, with payout levels equal to 50% of a participant’s award opportunity “apportioned” to that goal (i.e., his target STI percentage, multiplied by annual base salary, multiplied by the allocation percentage for the goal) for threshold performance, 100% for target performance and 200% for maximum performance. If actual performance for a goal fell below the threshold level, then no payout would be earned for that goal. The following chart sets forth the performance goals and targets under the 2021 STI program, along with the actual results and payout percentage.

Goal	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Results	Payout Percentage
Consolidated Pre-STI EBITDA	65%	$14,268,259	$20,383,227	$24,459,872	$12,895,440	0%
Free Cash Flow	25%	$9,168,000	$11,460,000	$13,752,000	$4,820,000	0%
Safety	5%	RIR < 0.7	RIR < 0.6	RIR < 0.5	0.5	0%
	5%	LTIR 0.08	LTIR 0.04	LTIR 0.00	0.07
	Override	Recordable Injury Rate (RIR) < 0.5 results in maximum payout for entire safety metric			0.5

	Hurdle	SIR = 0 (SIR > 0 results in no payout, regardless of achievement of the other safety metrics.) SIR is an injury result that is considered life altering.			1

Adjusted EBITDA is defined in our earnings releases and equals the sum of our income (loss) from continuing operations before interest expense, net, and income tax (benefit) expense and unusual gains or charges, and is calculated prior to the accrual for the STI program. Free cash flow is defined as Adjusted EBITDA less interest, capital expenditures and cash taxes. The financial results for both goals are adjusted to exclude stock compensation expense under any outstanding LTI program for current or future years.

Based on the above, the weighted average payout level for each named executive officer under the 2021 STI program was 0%. Mr. Powers was not eligible to receive a payment under the STI program for 2021 due to his resignation on November 25, 2021.

2021 Long-Term Incentive Compensation

As part of its annual performance evaluation, the Compensation Committee reviewed the LTI award levels for 2021 for our named executive officers. When considering appropriate award levels, the Compensation Committee considered its assessment of each executive’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, our burn rate, the potential dilution that will occur to our stockholders and the median levels of market surveys. Based on this information, the Compensation Committee adjusted the LTI opportunities for our named executive officers to bring their total direct compensation opportunity closer to the market median of the compensation peer group.

Named Executive Officer	2021 Target LTI Opportunity (as a % of Annual Base Salary)
Mr. Pagliara	140%
Mr. Lay	105%
Mr. Wheelock	80%
Mr. Powers	85%

Under the 2021 LTI program, the LTI target opportunity was allocated between performance-based awards and time-based restricted share units as follows:

Award Type	Allocation		Brief Summary
Performance-Based Award	2/3	•	Award is denominated in cash.

		•	The award is earned based on the extent to which we achieve two equally weighted performance goals for each of the 2021, 2022 and 2023 fiscal years.

		•	If earned, the award becomes vested if the executive remains employed through March 31, 2024, with pro-rated vesting upon an earlier termination of employment without cause or by reason of death or disability, or upon a resignation for good reason.

		•	To the extent earned and vested, the award is payable in cash (without interest), or at the election of the Compensation Committee, in shares of our common stock.
Time-Based Restricted Share Units	1/3	•	The award vests if the executive remains employed through March 31, 2024, with pro-rated vesting upon an earlier termination of employment without cause or by reason of death or disability, or upon a resignation for good reason.

		•	To the extent vested, the award is payable in shares of our common stock, or at the election of the Compensation Committee, in cash (without interest).

The performance-based awards had three annual performance periods (fiscal years 2021, 2022 and 2023), with operating income and free cash flow goals (equally weighted) for each year established on the date of grant. The annual achievement levels are accumulated over the three-year performance period and the earned amounts, if any, vest on March 31, 2024. The performance goals and payout formulas for each fiscal year are as follows:

Performance Objective	Weight	Performance Cycle = Fiscal Year	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Operating Income	50%	2021	$10,528,000	$13,160,000	$15,792,000
		2022 (2022 Growth over 2021 Actual)	90% of target	+25% growth	110% of target
		2023 (2023 Growth over 2022 Actual)	90% of target	+25% growth	110% of target
Free Cash Flow	50%	2021	$9,168,000	$11,460,000	$13,752,000
		2022 (2022 Growth over 2021 Actual)	90% of target	+25% growth	110% of target
		2023 (2023 Growth over 2022 Actual)	90% of target	+25% growth	110% of target

Straight line interpolation will be used for performance between threshold, target and maximum levels. The three-year average payout level for each performance objective replaces the actual payout level for any fiscal year where the actual payout is less than the three-year average.

For purposes of the 2021 fiscal year, operating income was defined as gross margin less selling, general and administrative expenses. Free cash flow was defined as Adjusted EBITDA less interest, CapEx and cash taxes. The financial results for both goals are adjusted to exclude stock compensation expense under any outstanding LTI program for current or future years. The Company’s operating income for 2021 was $7.1 million and the Company’s free cash flow for 2021 was $4.8 million, which resulted in an achievement level of 0% for the 2021 fiscal year.

2020 Long-Term Incentive Program

Our 2020 LTI program consists of performance-based awards (2/3 value) and time-based restricted stock unit awards (1/3 value). The Compensation Committee has the discretion to pay the awards in cash or shares; provided that the first tranche of the time-based awards would be paid in shares.

The performance-based awards had three annual performance periods (fiscal years 2020, 2021 and 2022), with operating income and free cash flow goals (equally weighted) for each year established on the date of grant. The annual achievement levels are accumulated over the three-year performance period and the earned amounts, if any, vest on March 31, 2023. For purposes of the 2021 fiscal year, operating income was defined as gross margin less selling, general and administrative expenses. Free cash flow was defined as adjusted EBITDA less interest, CapEx and cash taxes. The financial results for both goals are adjusted to exclude stock compensation expense under any outstanding LTI program for current or future years. The Company’s operating income for 2021 was $7.1 million (compared to a threshold of $10,528,000) and the Company’s free cash flow for 2021 was $4.8 million (compared to a threshold of $9,168,000), which resulted in no payout for the units allocated to the 2021 fiscal year.

2019 Long-Term Incentive Program

Our 2019 LTI program consists of performance-based awards (2/3 value) and time-based restricted stock unit awards (1/3 value). One third of the performance-based award value was allocated to each of the 2019, 2020 and 2021 fiscal years. The performance award is earned based on the extent to which we achieve a performance goal established by the Compensation Committee for each such fiscal year. If earned, the performance award vests based on continued service through March 31 of the following year—for example, the award earned for the 2021 fiscal year vested on March 31, 2022.

The performance goal for the 2021 fiscal year was year-end backlog performance expressed in margin dollars. The Company’s year-end backlog performance expressed in margin dollars for 2021 was $11.5 million (compared to a threshold of $23.5 million), which resulted in no payout for the units allocated to the 2021 fiscal year.

2018 Long-Term Incentive Program

The Company previously granted performance-based restricted stock units under the 2018 LTI program to Mr. Pagliara, Mr. Wheelock and Mr. Powers, which vest if the Company achieves a per share stock price of $5.00 for 30 consecutive trading days prior to December 31, 2022, provided that the executive remains employed through that date. We achieved the stock price goal as of July 16, 2021, and therefore these awards will vest to the extent the executive remains employed through December 31, 2022.

Compensation Policies

We maintain compensation policies and practices that are designed to align the interests of our named executive officers with our stockholders.

•	Stock Ownership Guidelines. Our stock ownership guidelines require the officers of the Company to hold a minimum level of the Company’s shares of Common Stock: for the Chief Executive Officer position, the lesser of three times his or her base salary or 75,000 shares, and for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares. These guidelines are designed so that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholder interests. The target date for named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment. As of the Record Date, each current named executive officer who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

•	No Hedging or Pledging of Company Stock. Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or, unless approved in writing by the Company’s general counsel, holding Company stock in a margin account. Additionally, our officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities.

•	Claw Back Policy. We maintain a “claw back” policy, under which our Board has the ability to require our executive officers to forfeit or repay STI awards and other performance-based compensation if: (i) the payment, grant or vesting of the compensation was based upon financial results that were subsequently restated; (ii) the Board determines, in its sole discretion, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement; (iii) the officer received more compensation than he or she would have received if the financial results had been properly reported; and (iv) the Board determines, in its sole discretion, that forfeiture or repayment of all or a portion of the officer’s performance-based compensation is in the best interest of the Company and its stockholders.

•	No Excise Tax Gross Ups. We do not provide excise tax gross ups for severance benefits received in connection with a change in control of the Company.

•	Double Trigger Vesting. Our 2015 Plan provides for “double trigger” vesting of equity awards assumed in a change in control transaction, so that the awards will not automatically vest on a change in control. Instead, the awards assumed in a transaction will continue to vest on their regularly-scheduled vesting date or, if earlier, upon a termination without cause or resignation for good reason within two years after a change in control.

•	No Supplemental Executive Retirement Plan. We do not maintain a supplemental executive retirement plan or any other type of defined benefit retirement plan.

•	Risk Assessment. We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. Although a significant portion of our executive compensation program traditionally has been performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company.

•	Consideration of “Say-on-Pay” Vote. At the 2021 Annual Meeting, stockholders showed support for our executive compensation program by approving the compensation of our named executive officers by approximately 98% of the votes cast. The Compensation Committee views the support of our stockholders as a strong endorsement of our compensation program and objectives.

Compensation Consultant

Competitive Market Practices

We believe that each element of our compensation program should remain competitive to attract and retain experienced, high-caliber executives.

When setting 2021 compensation levels for the named executive officers, the Compensation Committee reviewed materials prepared by Meridian as its independent compensation consultant, reporting directly to the Compensation Committee and serving at the sole discretion of the Compensation Committee. During its engagement in March 2020, Meridian was asked to review competitive compensation data, including pay mix and compensation levels. The compensation data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Meridian, and selected compensation surveys. Each of these sources is described below. In general, the market data was regressed to match our projected revenue for 2020. For 2021, the Compensation Committee relied on that same market data, which was aged by 3%.

The Compensation Committee generally attempts to structure total cash compensation for named executive officers at approximately +/-10% of the market median, and LTI and total target pay within +/-15% of the market median. The Compensation Committee, however, retains discretion to adjust specific compensation elements and levels above or below these guidelines in order to respond to market conditions, promotions, new hires, individual performance or other circumstances.

Compensation Peer Group

Our compensation peer group consists of 18 companies in the construction, energy and industrial products and machinery industries. The members of the compensation peer group are as follows:

Compensation Peer Group
Aegion Corporation	Infrastructure and Energy Alternatives, Inc.
Ameresco, Inc.	Limbach Holdings, Inc.
Argan, Inc.	Matrix Service Company
AZZ Inc.	Nuverra Environmental Solutions, Inc.
Charah Solutions, Inc.	Orion Group Holdings, Inc.
Concrete Pumping Holdings, Inc.	Quintana Energy Services Inc.*
Hudson Technologies, Inc.	Ranger Energy Services, Inc.
IES Holdings, Inc.	Smart Sand, Inc.
Independence Contract Drilling, Inc.	The Goldfield Corporation**

*	As of July 2021, Quintana Energy Services Inc. is a subsidiary of KLX Energy Services Holdings, Inc.

**	Acquired by FR Utility Services, Inc. in December 2020.

The Compensation Committee also reviews market data from a special cut of an Equilar Top 25 Survey, focusing on companies with $50 million to $1 billion in annual revenues in the construction, energy and industrial products and machinery industries.

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short- and long-term disability insurance. All of our named executive officers are entitled to participate in our 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. These benefits are made available so that we can provide competitive compensation to our salaried employees and our named executive officers.

2021 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested equity awards held by each of our named executive officers as of December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Tracy D. Pagliara	294,003	$879,069	407,831	$1,219,415
Randall R. Lay	113,480	$339,305	150,447	$449,837
Charles E. Wheelock	90,685	$271,148	118,384	$353,968

(1)	This column reflects the sum of unvested time-based RSUs held by each named executive officer as of December 31, 2021.

(2)	The following table shows the vesting schedules for the unvested time-based RSUs outstanding as of December 31, 2021:

Name	March 31, 2022	December 31, 2022	March 31, 2023	March 31, 2024
Tracy D. Pagliara	74,185	104,166	45,572	70,080
Randall R. Lay	55,235	—	21,902	36,343
Charles E. Wheelock	23,266	30,333	14,327	22,759

(3)	The market value is based on the closing market price of our Common Stock on the last trading day of 2021 ($2.99).

(4)	This column reflects the sum of the unvested performance-based and market-based awards held by each named executive officer as of December 31, 2021, assuming “target” performance. To the extent earned, these awards generally vest on March 31 of the year following the end of the applicable three-year performance period, except for the 2016 and 2017 LTI awards, which, if earned, vest on December 31, 2022. The 2019 and 2021 performance-based awards are denominated in cash but payable in cash or shares at the election of the Company. For purposes of this table, the cash amount under the 2019 and 2021 awards are expressed in shares using the closing market price of our Common Stock on the last trading day of 2021 ($2.99).

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 about the Company’s equity compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,801,811	(1)	N/A	1,298,219	(2)
Equity compensation plans not approved by security holders(3)	305,339	(3)	N/A	—
Total	2,107,150		N/A	1,298,219

(1)	Represents time-based restricted stock units and performance-based awards (assuming “target” performance) outstanding under the 2015 Plan as of December 31, 2021. The 2019 and 2021 performance-based awards are denominated in cash but payable in cash or shares at the election of the Company. For purposes of this table, the cash amount under the 2019 and 2021 awards are expressed in shares using the closing market price of our Common Stock on the last trading day of 2021 ($2.99).

(2)	Represents the number of available shares under the 2015 Plan as of December 31, 2021. The Company is authorized to issue up to 3,500,000 shares of Common Stock under the 2015 Plan. As of December 31, 2021, 1,298,219 shares remained available to settle (i) outstanding time-based RSUs and performance-based awards, and (ii) future equity awards. The Company acknowledges that the aggregate number of shares of Common Stock subject to outstanding awards under the 2015 Plan may exceed the maximum number of shares authorized for issuance under such plan, as it is anticipated and expected that as a result of withholdings, forfeitures and the settlement of awards in cash, the number of share awards actually issued will not exceed the maximum number of shares available under the 2015 Plan. Therefore, it is anticipated and expected that the Company’s share reserve will fluctuate under the 2015 Plan when shares are issued upon vesting of awards, net of shares that are forfeited or shares withheld for applicable taxes. As is provided for in the awards, the Company will settle in cash outstanding awards under the 2015 Plan to the extent the settlement of such awards in shares would decrease the share reserve below zero.

(3)	Represents time-based restricted stock units and performance-based awards (assuming “target” performance) outstanding under inducement awards as of December 31, 2021. Of the total listed, 272,006 shares are subject to time-based vesting conditions and 33,333 shares are subject to performance-based vesting conditions, and in each case the awards generally are consistent with the provisions of the Company’s applicable LTI programs.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2018 Annual Meeting of Stockholders, our stockholders recommended that our Board hold say-on-pay votes on an annual basis. This advisory vote was accepted by the Board of Directors. As a result, and pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. At the 2021 Annual Meeting, approximately 98% of our stockholders who cast votes approved the compensation of our named executive officers.

We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2024 Annual Meeting.

Advisory Resolution

The Board of Directors recommends that stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the stockholders of Williams Industrial Services Group Inc. (the “Company”) approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the 2021 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. The advisory vote regarding the compensation of the named executive officers described in this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” it. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the vote for this proposal.

Because this vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
APPROVAL OF THE AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

Introduction

The Company is asking stockholders to approve an amendment and restatement (the “Amended Plan”) of the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) to:

•	increase the number of shares of Common Stock authorized for issuance under the Amended Plan by 1,000,000 shares;

•	provide that dividends or dividend equivalents payable with respect to all awards granted under the Amended Plan (not just performance-based awards) will be accumulated or reinvested until such award is earned, and the dividends or dividend equivalents shall not be paid if the underlying award does not become vested;

•	provide that all awards granted under the Amended Plan (not just awards granted to employees) generally are subject to a minimum one-year vesting requirement; and

•	remove provisions that no longer apply due to the repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (the “Code”).

History

The 2015 Plan was adopted by the Board on January 29, 2015, and, on May 8, 2015, our stockholders approved the 2015 Plan at our 2015 Annual Meeting of Stockholders. As adopted, 1,000,000 shares of our Common Stock were authorized for issuance pursuant to awards granted under the 2015 Plan. On April 22, 2019, the Board amended the 2015 Plan, subject to approval by the stockholders, to increase the maximum number of shares of Common Stock available for issuance of awards by 1,000,000 shares, to 2,000,000 shares. Our stockholders approved that amendment on June 10, 2019.

The 2015 Plan was subsequently amended on April 27, 2020 and May 12, 2020 to (i) provide that any shares withheld for taxes upon exercise or vesting of an award on or after March 31, 2020 will again be available for issuance under the 2015 Plan and (ii) increase the maximum number of shares of Common Stock available for settlement of awards by 1,500,000 shares. Because we were not listed on a national securities exchange at that time, we were not required to seek stockholder approval for those amendments.

How We Calculated the Proposed Share Authorization

The Board of Directors believes that our future success depends, in large part, on our ability to attract, retain and reward highly qualified officers, key employees and non-employee directors. Equity compensation is a key component of our compensation program because it helps us to attract, retain and reward highly qualified officers and other employees, to motivate them to achieve the business objectives established to promote our long-term growth, profitability and success, and to encourage their ownership of Common Stock.

As of the Record Date, and excluding the new shares of Common Stock requested under the Amended Plan, 1,006,325 shares of Common Stock remained available for issuance or delivery under the 2015 Plan to settle (i) outstanding service-based RSUs and performance-based awards, and (ii) future equity awards.

As of the Record Date and excluding (i) inducement awards made outside the 2015 Plan and (ii) the 291,894 restricted shares granted under the 2015 Plan in 2022 to our six board members (because these have already been deducted from the 1,006,325 shares listed above), there were 603,608 shares of Common Stock subject to outstanding service-based restricted share unit awards issued under the 2015 Plan, 688,699 shares subject to outstanding performance-based restricted share unit awards issued under the 2015 Plan (calculated based on projected payouts at target), and performance-based awards denominated in cash and with an aggregate face value of $1,537,591, which, if settled in shares (calculated based on projected payouts at target), would cover 384,398 shares of Common Stock assuming a stock price of $4.00 per share, for a total of 1,676,705 shares of Common Stock subject to all outstanding awards under the 2015 Plan.

Therefore, as of the Record Date, the number of shares of Common Stock that remained available for issuance or delivery under the 2015 Plan may be less than the projected aggregate number of shares of Common Stock subject to outstanding awards under the 2015 Plan. The amount of any potential deficiency will vary over time depending on a number of factors, including: (i) the rate of net share withholdings and forfeitures, which are added back to the share reserve, (ii) the performance results relative to the goals established under the performance-based awards (i.e., whether the outstanding performance goals are earned at threshold, target or maximum payout levels), (iii) our stock price at the time that awards denominated in cash are paid (because, if settled in shares, the cash amount would be converted to a number of shares based on the stock price at the time of payment), and (iv) the level of future grants (including equity awards approved by the Compensation Committee on March 15, 2022, which have a grant date of March 31, 2022 (i.e., after the Record Date)).

The applicable award agreements provide that the Company must settle outstanding awards under the 2015 Plan in cash to the extent the settlement of such awards in shares would decrease the share reserve below zero.

In order to maintain the flexibility to keep pace with our competitors and effectively attract, motivate and retain high-caliber employees and directors, we are asking our stockholders to authorize 1,000,000 new shares of Common Stock for issuance as awards under the Amended Plan. The Compensation Committee and Board of Directors believe it is in the best interests of the Company and its stockholders to adopt the Amended Plan. If our stockholders do not approve the Amended Plan, we may be forced to settle certain outstanding awards under the 2015 Plan in cash. Moreover, we may be required to increase the cash components of our compensation programs to remain at competitive levels in the marketplace. These consequences would significantly inhibit our ability to attract, retain and reward highly qualified officers and other employees and align their interests with those of our stockholders, and would put significant pressure on our cash flow.

In determining the size of this share request, the Compensation Committee considered, among other things, our outstanding equity awards, our burn rate, our stock price and volatility, our projected recruiting and retention needs, the potential dilution of our equity compensation program and the advice of its independent compensation consultant. The results of this comprehensive analysis were presented to the Compensation Committee and the Board of Directors for its consideration. Certain of these factors are outlined below.

Burn Rate

Burn Rate Components	2019	2020	2021
Restricted Share Units Granted	676,357	2,124,380	622,007
Cash Awards Granted (may be settled in shares)(1)	709,386	—	624,553
Divided by: Shares of Common Stock Outstanding	18,700,107	23,676,458	25,506,748
Burn Rate (excluding Cash Awards)	3.6%	9.0%	2.4%
Burn Rate (including Cash Awards)	7.4%	9.0%	4.9%

(1)	The 2019 cash award granted on April 13, 2019, was awarded at a set value ($1,652,869 in the aggregate) based on a grant date share price of $2.33. The 709,386 shares in the table above assumes the awards were earned at target and have a vest date price of $2.33 per share. The 2021 cash award granted on March 31, 2021, was awarded at a set value ($2,173,445 in the aggregate) based on a grant date share price of $3.48. The 624,553 shares in the table above assumes the awards were earned at target and have a vest date price of $3.48 per share.

Dilution or Overhang

Overhang measures the dilutive impact of equity programs. Our overhang is equal to the number of shares of Common Stock subject to outstanding equity awards (whether or not granted under the 2015 Plan), plus any additional shares reserved under the 2015 Plan that are not anticipated to be used to settle outstanding awards, divided by the total shares of Common Stock outstanding. Our overhang as of the Record Date was approximately 7.5% (assuming performance-based awards that are denominated in cash are paid in shares at a time when the stock price is $4.00 per share), which is within industry norms. If the Amended Plan is adopted by our stockholders, we estimate that the additional 1,000,000 shares reserved under the 2015 Plan would bring our overhang to approximately 8.8%, which again is within industry norms.

Summary of the Amended Plan

The following is a summary of the Amended Plan and is qualified in its entirety by reference to the full text of the Amended Plan, which is attached as Appendix A to this proxy statement and incorporated herein by reference.

Plan Limits

The maximum number of shares of our Common Stock that may be issued or transferred with respect to awards under the Amended Plan is 4,500,000 shares, which may include authorized but unissued shares, treasury shares, or a combination of the foregoing. No more than 2,000,000 shares may be issued with respect to incentive stock options. Shares covering awards that terminate or are forfeited will again be available for issuance under the Amended Plan, and upon payment in cash of the benefit provided by any award granted under the Amended Plan, any shares that were covered by that award will be available for issue or transfer under the Amended Plan. In addition, any shares withheld for taxes upon exercise or vesting of an award on or after March 31, 2020 will again be available for issuance under the Amended Plan.

However, shares surrendered for the payment of the exercise price under stock options and shares repurchased by us with option proceeds will not again be available for issuance under the Amended Plan. In addition, if a stock appreciation right (“SAR”) is exercised and settled in shares, all of the shares underlying the SAR will be counted against the Amended Plan limit regardless of the number of shares used to settle the SAR.

The Amended Plan imposes various sub-limits on the number of shares of our Common Stock that may be issued or transferred under the Amended Plan for awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code. This exception was repealed by the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, and therefore these sub-limits are no longer applicable. In order to comply with the rules applicable to incentive stock options, the Amended Plan provides that all of the shares available may be issued as incentive stock options.

Additionally, the Amended Plan provides that no non-employee director may be granted, during any one calendar year, awards with a grant date fair value for financial accounting purposes of more than $250,000.

Administration

The Amended Plan is administered by the Compensation Committee (or such other committee as our Board of Directors selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “independent director” under applicable stock exchange rules). The Compensation Committee has full and final authority in its discretion to take all actions determined to be necessary in the administration of the Amended Plan.

Our Board of Directors may reserve to itself any or all of the authority and responsibility of the Compensation Committee under the Amended Plan or may act as administrator of the Amended Plan for any and all purposes. In addition, to the extent permitted by applicable laws, our Board of Directors or Compensation Committee may expressly delegate to one or more directors or officers some or all of the Compensation Committee’s authority, within specified parameters, to administer the Amended Plan. The Board of Directors also specifically reserves the exclusive authority to approve and administer all awards under the Amended Plan to directors.

Eligibility

The Amended Plan provides that awards may be granted to our employees (including employees of our subsidiaries) and non-employee directors, except that incentive stock options may be granted only to employees. Approximately 31 employees and 6 non-employee directors currently are eligible to participate in the Amended Plan.

Duration and Modification

The Amended Plan will terminate on January 28, 2025, or such earlier date as our Board of Directors may determine. The Amended Plan will remain in effect for outstanding awards until no awards remain outstanding. The Board of Directors may amend, suspend or terminate the Amended Plan at any time, but stockholder approval is required for any amendment to the extent necessary to comply with applicable stock exchange rules or applicable laws. Except as otherwise provided in the Amended Plan, an amendment of the Amended Plan or any award may not adversely affect in a material way any outstanding award without the consent of the affected participant, provided that the Compensation Committee may amend the Amended Plan or any award without a participant’s consent to the extent the Compensation Committee deems necessary to comply with applicable law.

Stock Options

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant stock options to participants in such number as the Compensation Committee determines in its discretion. Stock options may consist of incentive stock options, non-qualified stock options or any combination of the foregoing awards.

Stock options provide the right to purchase shares of our Common Stock at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the Compensation Committee takes action with respect to such grants). The closing price of our Common Stock as reported on the NYSE American on the Record Date was $1.37 per share. No stock options may be exercised more than 10 years from the date of grant.

Each grant must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable, and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. Our Compensation Committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise (i) in cash, (ii) by tendering unrestricted shares of our Common Stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) by cashless or broker-assisted exercise, (iv) by any combination of the foregoing methods of payment or (v) through any other method approved by the Compensation Committee.

Stock Appreciation Rights

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant SARs to participants in such number as the Compensation Committee determines in its discretion. The grant price for each SAR will be determined by the Compensation Committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. No SAR may be exercised more than 10 years from the date of grant.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of our Common Stock on the date of exercise over the grant price, by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of our Common Stock of equivalent value, or in some combination thereof.

Each grant of a SAR must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable and (ii) the extent to which the holder will have the right to exercise the SAR following termination. Our Compensation Committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Shares

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell restricted shares to participants in such number as the Compensation Committee determines in its discretion.

An award of restricted shares constitutes an immediate transfer of ownership of a specified number of shares of Common Stock to the recipient in consideration of the performance of services. Unless otherwise provided by the Compensation Committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. However, any right to dividends will be subject to the same terms and conditions as the restricted shares. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant.

Restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code based on continued service, the achievement of performance objectives or upon the occurrence of other events as determined by our Compensation Committee, at its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Restricted Share Units

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell RSUs to participants in such number as the Compensation Committee determines in its discretion.

RSUs constitute an agreement to deliver shares of our Common Stock to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the Compensation Committee may specify, including the achievement of one or more performance objectives (as described below). To the extent earned, the participant will receive payment of RSUs at the time and in the manner determined by our Compensation Committee, in cash, shares of Common Stock, restricted shares or any combination thereof.

During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the RSUs, but the Compensation Committee may authorize the payment of dividend equivalents with respect to the RSUs.

Other Share-Based Awards

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell other share-based awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to shares of our Common Stock or factors that may influence the value of such shares. For example, the awards may include shares of Common Stock granted as a bonus, convertible or exchangeable debt securities or other securities, purchase rights for shares or awards with value and payment contingent upon performance of our Company or our subsidiaries or other factors determined by the Compensation Committee.

The Compensation Committee will determine the terms and conditions of these other share-based awards. Shares of Common Stock delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Compensation Committee determines. Other share-based awards may be granted with a right to receive dividend equivalents.

Cash-Based Awards

We may also grant cash-based awards under the Amended Plan. A cash-based award gives a participant a right to receive a specified amount of cash, subject to terms and conditions established by the Compensation Committee, which may include continued service and/or the achievement of performance objectives.

Dividend Equivalents

Dividends or dividend equivalents payable with respect to any awards granted under the Amended Plan will be accumulated or reinvested until such award is earned, and the dividends or dividend equivalents shall not be paid if the underlying award does not become vested. Additionally, no dividend equivalents will be granted with respect to shares underlying a stock option or SAR.

Minimum Vesting for Awards

Except as otherwise provided in the Amended Plan, equity-based awards granted under the Amended Plan will be subject to a minimum vesting period of at least one year, with an exception for awards covering up to five percent (5%) of the shares available for issuance as of the Annual Meeting.

Performance Objectives

Subject to the restrictions previously noted, our Compensation Committee may condition the vesting, exercise or payment of any award upon the achievement of one or more performance objectives. Performance objectives may be described in terms of the performance of our Company or one or more of its subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products or the performance of an individual participant. The performance objectives may be relative to the performance of a group of comparable companies, a published or special index that our Compensation Committee, in its discretion, deems appropriate, or we may also select performance objectives as compared to various stock market indices.

Performance objectives may be based on one or more of the following criteria: revenues; earnings from operations; operating income; earnings before or after interest and taxes; operating income before or after interest and taxes; net income; cash flow; operating cash flow; earnings per share; return on total capital; return on invested capital; return on gross investment; return on equity; return on assets; total return to stockholders; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items; operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items; return on investment; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; profit margin; contribution margin; stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development milestones, market penetration, geographic business expansion goals, cost targets, customer satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

The Compensation Committee may provide in any award agreement that any evaluation of attainment of a performance objective may include or exclude any of the following events that occurs during the relevant period: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual or infrequently occurring items as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) other events identified by the committee. Moreover, if the Compensation Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the committee may, in its discretion and without the consent of any participant, adjust such performance objectives or the related level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Acceleration of Awards

Our Compensation Committee may in its discretion determine at any time that: (i) all or a portion of a participant’s stock options, SARs and other awards in the nature of rights that may be exercised will become fully or partially exercisable; (ii) all or a part of the time-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance-based criteria with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the Compensation Committee, in its discretion, declares. Any such decisions by the Compensation Committee need not be uniform among all participants or awards. Additionally, the Compensation Committee will not make any adjustment that would cause an award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A or that would cause an award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

Change in Control

The treatment of outstanding awards in the event of a change in control is as follows:

•	To the extent outstanding awards are assumed, converted or replaced by the resulting entity: (i) any performance-based outstanding awards shall be converted by the resulting entity, as if “target” performance had been achieved as of the date of the change in control, and shall continue to vest during the remaining performance period or other period of required service; and (ii) all other awards shall continue to vest during the applicable vesting period, if any. If a participant incurs a termination other than for cause, death or disability or for good reason during the two-year period commencing on the date of the change in control, then upon such termination, (A) all outstanding awards that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (B) all restrictions with respect to outstanding awards shall lapse, with any performance objectives deemed to be satisfied at the “target” level, and (C) all outstanding awards shall become fully vested.

•	To the extent outstanding awards are not assumed, converted or replaced by the resulting entity: (i) all outstanding awards that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term; (ii) all restrictions with respect to outstanding awards shall lapse, with any performance objectives with respect to outstanding awards deemed to be satisfied at the “target” level; and (iii) all outstanding awards shall become fully vested.

The Compensation Committee may also provide that any outstanding award (or a portion thereof) shall, upon the occurrence of such change in control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a change in control).

A change in control generally means any of the following: (i) the acquisition of 50% or more of the Company’s then outstanding Common Stock or outstanding voting securities; (ii) a change in the membership of our Board of Directors, so that the current incumbents and their approved successors no longer constitute a majority; (iii) consummation of a merger, reorganization or consolidation, or the sale or other disposition of all or substantially all of the Company’s assets, unless (A) the owners of our Common Stock or voting securities own more than 50% of the resulting corporation, (B) no person owns 50% or more of the Common Stock or voting securities of the resulting corporation (except to the extent owned prior to the transaction), and (C) at least a majority of the board of directors of the resulting corporation are members of our incumbent Board of Directors; or (iv) stockholder approval of the complete liquidation or dissolution of the Company.

Forfeiture and Repayment of Awards

An award agreement may provide that if the Compensation Committee determines a participant has engaged in any “detrimental activity,” either during service with the Company or a subsidiary or after termination of such service, then, promptly upon receiving notice of the Compensation Committee’s determination, the participant shall: (i) forfeit that award to the extent then held by the participant; (ii) return all shares that the participant has not disposed of that had been acquired pursuant to that award, in exchange for payment by the Company or the subsidiary of any amount actually paid by the participant; and (iii) with respect to any shares acquired pursuant to an award that were disposed of, pay to the Company or the subsidiary, in cash, the excess, if any, of: (A) the fair market value of the shares on the date acquired, over (B) any amount actually paid by the participant for the shares. Clauses (ii) and (iii) of the preceding sentence will apply only to shares that were acquired pursuant to the award during a period of two years prior to the date of the participant’s initial commencement of the detrimental activity.

Detrimental activity generally means violations of any non-compete, non-solicitation, confidentiality or ownership of works covenants set forth in any agreement between the participant and the Company or a subsidiary, including, but not limited to, the award agreement or any severance plan maintained by the Company or a subsidiary that covers the participant. Detrimental activity also includes (i) a participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its subsidiaries, or (ii) a conviction, guilty plea or plea of nolo contendere of a participant for any crime involving dishonesty or for any felony.

Awards may also be subject to forfeiture or repayment pursuant to the terms of our Compensation Recovery Policy, including any amendment to the policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any applicable SEC or stock exchange rules.

Transferability

Except as our Board of Directors or Compensation Committee otherwise determines, awards granted under the Amended Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by our Compensation Committee, any stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the Amended Plan may provide that any shares of Common Stock issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, our Compensation Committee will adjust the number and kind of shares that may be delivered under the Amended Plan, the individual award limits and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price and the grant price or other price of shares subject to outstanding awards, in each case to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, we will always round down to a whole number of shares subject to any award. Any such adjustment will be made by our Compensation Committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the Amended Plan does not permit, without the approval of our stockholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the Amended Plan.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the Amended Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Tax Consequences to Participants

Nonqualified Stock Options. In general: (i) a participant will not recognize income at the time a nonqualified option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize income at the time an incentive stock option is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax. If shares are issued pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by the option holder within two years after the date of the grant or within one year after the issuance of such shares, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the option holder as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the option holder generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. A participant will not recognize income upon the grant of a SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Shares. A participant will not be subject to tax until the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Share Units. A participant will not recognize income upon the grant of RSUs. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Other Share-Based Awards and Cash-Based Awards. A participant generally will recognize ordinary income upon the payment of other share-based awards or cash-based awards in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents. Any dividend equivalents awarded with respect to awards granted under the Amended Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A. The Amended Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted shares awards, unrestricted shares awards, stock options and SARs that comply with the terms of the Amended Plan are designed to be exempt from the application of Section 409A. RSUs and dividend equivalents granted under the Amended Plan will be subject to Section 409A, unless they are designed to satisfy the short-term deferral exemption (or another applicable exception). If not exempt, those awards will be designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, our Company or our subsidiary for which the participant performs services will be entitled to a corresponding compensation deduction provided that, among other things, the compensation meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on executive compensation under Section 162(m) of the Code.

Plan Benefits

Our Compensation Committee will determine, in its discretion, all awards under the Amended Plan, but no awards to our officers, employees or non-employee directors are currently determinable.

Registration with the SEC

As soon as is practicable after stockholder approval of the Amended Plan, the Company intends to file a Registration Statement on Form S-8 with the SEC, in order to register the issuance, pursuant to the Securities Act, of the additional shares of Common Stock authorized for issuance under the Amended Plan.

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. The vote regarding the Amended Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” it. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the vote for this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2015 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of our Common Stock by holders of greater than 5% of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our current directors and executive officers as a group. Except as otherwise indicated, addresses are c/o Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%)(1)
Greater than 5% Holders:
Wynnefield Affiliates(2)	6,408,606	24.4%
Emancipation Management LLC(3)	2,368,892	9.0%
Wax Asset Management, LLC(4)	2,085,970	8.0%
Minerva Advisors LLC(5)	1,843,450	7.0%
Catalysis Partners, LLC(6)	1,807,200	6.9%

Directors and Named Executive Officers:
Robert B. Mills(7)	401,463	1.5%
David A. B. Brown(7)	449,246	1.7%
Steven D. Davis(7)	173,621	*
Linda A. Goodspeed(7)	48,649	*
Nelson Obus(2)(7)	6,704,491	25.6%
Mitchell I. Quain(7)	86,347	*
Tracy D. Pagliara(8)	589,884	2.2%
Randall R. Lay(8)	149,001	*
Charles E. Wheelock(8)	112,048	*
Kelly Powers(9)	81,028	*
Directors and Current Executive Officers as a Group (12 persons)(10)	8,769,011	33.0%

*       Less than 1%.

(1)	Based upon 26,231,515 shares of our Common Stock outstanding as of the Record Date. Each named person is deemed to be the beneficial owner of shares of Common Stock that may be acquired within 60 days of the Record Date, upon the scheduled vesting of time-based RSUs. Accordingly, the number of shares and percentage set forth next to the name of such person, and all directors and current executive officers as a group, includes shares of directly owned Common Stock (including restricted shares) and shares of Common Stock potentially issuable pursuant to time-based RSUs that will vest within 60 days of the Record Date. However, the shares of Common Stock that may be issued upon the vesting of time-based RSUs held by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder. We have excluded shares of Common Stock issuable upon vesting of outstanding performance-based awards, due to the variable nature of such awards. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder.

(2)	Based on a Form 4 filed with the SEC on December 10, 2021 and a Schedule 13D/A filed August 31, 2020. The shares reported include (i) 2,103,087 shares of Common Stock (the “Partner Shares”) held by Wynnefield Partners Small Cap Value, L.P., of which Wynnefield Capital Management, LLC is the sole general partner and, accordingly, may be deemed to beneficially hold the Partner Shares; (ii) 2,483,763 shares of Common Stock (the “Partner I Shares”) held by Wynnefield Partners Small Cap Value, L.P. I, of which Wynnefield Capital Management, LLC is the sole general partner and, accordingly, may be deemed to beneficially hold the Partner I Shares; (iii) 1,566,480 shares of Common Stock (the “Offshore Shares”) held by Wynnefield Small Cap Value Offshore Fund, Ltd., of which Wynnefield Capital, Inc. is the sole investment manager and, accordingly, may be deemed to beneficially hold the Offshore Shares; and (iv) 255,276 shares of Common Stock (the “Plan Shares”) held by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”), an employee profit sharing plan. Each of the entities directly holding Common Stock reported sole voting and sole dispositive power over such shares. Wynnefield Capital Management, LLC reported sole voting and sole dispositive power over the Partner Shares and the Partner I Shares. Nelson Obus and Joshua Landes are the co-managing members of Wynnefield Capital Management, LLC and, accordingly, may be deemed to beneficially hold the Partner Shares and the Partner I Shares and share the power to direct the voting and disposition of such shares. Wynnefield Capital, Inc. reported sole voting and sole dispositive power over the Offshore Shares. Mr. Obus and Mr. Landes are executive officers of Wynnefield Capital, Inc. and, accordingly, may be deemed to beneficially hold the Offshore Shares and share the power to direct the voting and disposition of such shares. Mr. Obus and Mr. Landes are co-trustees of the Plan and, accordingly, may be deemed to beneficially hold the Plan Shares and share the power to direct the voting and disposition of such shares. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(3)	The shares listed were reported on a Schedule 13G/A filed with the SEC on January 27, 2022, with respect to shares of Common Stock held in accounts managed by Circle N Advisors, LLC (“Circle N”), as of December 31, 2021. The report was filed by (1) Emancipation Management LLC (“EM”), which owns Circle N, (2) Circle N and (3) Charles Frumberg, the managing member of EM. Each of EM, Circle N and Mr. Frumberg holds shared dispositive power and no voting power over such shares. The principal business address of the reporting persons is 1065 Main Street, Suite F, P.O. Box 336, Fishkill, New York 12524.

(4)	The shares listed were reported on a Schedule 13G/A filed with the SEC on January 31, 2022, with respect to shares of Common Stock held by investment advisory clients of Wax Asset Management, LLC (“Wax Asset”), as of December 31, 2021. Wax Asset holds sole voting and dispositive power over such shares. The principal business address of Wax Asset is 44 Cherry Lane, Madison, Connecticut 06443.

(5)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 14, 2022, with respect to shares of Common Stock beneficially owned as of December 31, 2021. The report was filed by Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen (collectively, the “Minerva Reporting Persons”). Minerva Group, LP holds 1,429,610 shares of Common Stock, of which each of the Minerva Reporting Persons may be deemed to be a beneficial owner and over which the Minerva Reporting Persons hold sole voting and dispositive power. Minerva Advisors LLC beneficially owns 413,840 shares of Common Stock, of which Mr. Cohen may be deemed to be a beneficial owner and over which Minerva Advisors LLC and Mr. Cohen hold shared voting and dispositive power. The principal business address of the reporting persons is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004.

(6)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 14, 2022, by Catalysis Partners, LLC (“Catalysis”), Francis Capital Management, LLC, and John Francis, with respect to shares of Common Stock beneficially owned as of December 31, 2021. Catalysis holds 1,807,200 shares of Common Stock. Francis Capital Management, LLC, the general partner and investment manager of Catalysis, and Mr. Francis, the managing member of Francis Capital Management, LLC, may each be deemed to be the beneficial owner of shares held by Catalysis. Catalysis, Francis Capital Management, LLC and Mr. Francis hold shared voting and dispositive power over such shares. The principal business address for the reporting persons is 610 Main Street, Venice, California 90291.

(7)	Shares held by non-employee directors include the following unvested restricted shares: Mr. Mills, 56,813; Mr. Brown, 56,813; Mr. Davis, 53,405; Ms. Goodspeed, 48,649; Mr. Obus, 56,813; and Mr. Quain, 48,649.

(8)	Includes shares that may be acquired upon the vesting of time-based RSUs (including time-based RSUs that may be settled in cash, rather than shares) scheduled to vest within 60 days of the Record Date: Mr. Pagliara, 74,185; Mr. Lay, 55,235; and Mr. Wheelock, 23,266.

(9)	Mr. Powers resigned from the Company effective November 25, 2021. Mr. Powers is no longer required to report his holdings in the Company’s securities pursuant to Section 16 of the Exchange Act. The number of shares is based on information disclosed in a Form 4 filed by Mr. Powers on April 2, 2021. The number of shares does not take into account any transactions Mr. Powers may have engaged in after the date of his departure.

(10)	Represents beneficial ownership of our Common Stock held by our directors and current executive officers as a group as of the Record Date, including 321,142 unvested restricted shares held by directors and 164,074 shares that may be acquired upon the vesting of time-based RSUs (including time-based RSUs that may be settled in cash, rather than shares) scheduled to vest within 60 days of the Record Date. Omits former executive officers that are no longer employed by the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires all persons subject to such reporting requirements to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of these reports filed with the SEC and certain written representations furnished to us, we believe that all persons subject to these reporting requirements timely complied with such requirements during 2021 and through the Record Date, except for a Form 4 filed by Randall R. Lay on April 2, 2021, relating to performance-based RSUs, which were deemed reportable for Section 16 purposes on March 5, 2021, the date the Compensation Committee determined the performance conditions were met, although the RSUs remained subject to service-based vesting requirements until March 31, 2021, and a Form 4 that has not yet been filed by Wynnefield Partners Small Cap Value, L.P. I and its affiliates with respect to an open market purchase on August 23, 2021; however, such transaction was reported timely in a Form 4 filed by Nelson Obus on August 25, 2021 with respect to such transaction.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee regularly reviews.

The Board of Directors has the ultimate responsibility for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements and reviewing our internal control over financial reporting and the independence, qualifications and performance of the independent registered public accounting firm engaged by the Company.

The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”).

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2022. The Board of Directors is asking stockholders to ratify this appointment.

During 2021, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held six meetings in 2021. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed our audited financial statements with management and Moss Adams;

•	discussed with Moss Adams the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC; and

•	received from Moss Adams the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Moss Adams’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with Moss Adams its independence.

The Audit Committee has relied on management’s representation that the audited financial statements were prepared in conformity with GAAP and on the opinion Moss Adams included in its report on the financial statements. Based upon the aforementioned review and discussions, and the unqualified audit opinion presented by Moss Adams on the audited financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee:

Robert B. Mills (Chair)
David A. B. Brown
Steven D. Davis
Linda A. Goodspeed

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board has adopted a formal written policy governing the review and approval of related party transactions, which is posted under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. For purposes of this policy, the terms “related party” and “related party transaction” are as defined in Item 404(a) of Regulation S-K. The policy provides that each director, director nominee and executive officer shall promptly notify the Company’s general counsel of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire, described below. The policy itself is periodically reviewed.

Each director and officer completes and signs a questionnaire after the end of each fiscal year that requires them to provide information regarding any material relationships or related party transactions between such individuals and the Company, which helps ensure that all material relationships and related party transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

During 2021 and 2020, we did not have any transactions with related persons that were reportable under Item 404 of Regulation S-K, and we do not have any transactions with related persons currently proposed for 2022 that are reportable under Item 404 of Regulation S-K.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including the financial statements, schedules and list of exhibits. Requests should be sent to Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single copy of the Notice or set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice or proxy materials, please notify your broker, direct a written request to Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, Attention: Corporate Secretary, or contact our Corporate Secretary by telephone at (770) 879-4400 or by email at corporatesecretary@wisgrp.com. A separate copy of the Notice or proxy materials or our 2021 Annual Report will be delivered to you promptly and without charge. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2023 Annual Meeting

In order to be included in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Williams Industrial Services Group Inc., 200 Ashford Center North, Suite 425, Atlanta, Georgia 30338, Attention: Corporate Secretary by no later than November 25, 2022, provided that the 2023 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of the Annual Meeting (in which case the proposals must be submitted a reasonable time before the Company begins to print and send its proxy materials), and otherwise comply with all requirements of the SEC for stockholder proposals. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Corporate Secretary at the address above. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. For our 2023 Annual Meeting of Stockholders, a notice proposing nomination of a director candidate or notice of any other proposal must be received no earlier than January 12, 2023 and no later than February 11, 2023, provided that the 2023 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of this Annual Meeting. If the annual meeting date is advanced, or delayed, more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the later of the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to stockholders, and not earlier than the close of business on the 120th day prior to such annual meeting.

The Company’s bylaws specify the information that must accompany any such stockholder notices. A copy of the Company’s bylaws is available upon request from our Corporate Secretary and is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com.

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023. Such notice may be mailed to the Corporate Secretary at the address above or emailed to corporatesecretary@wisgrp.com.

Any proxy granted with respect to the 2023 Annual Meeting of Stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframes provided above.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. However, if any other matter is properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

THE BOARD OF DIRECTORS

Atlanta, Georgia

March 23, 2022

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

APPENDIX A

WILLIAMS INDUSTRIAL SERVICES GROUP INC.
2015 EQUITY INCENTIVE PLAN

(As Amended and Restated as of March 15, 2022)

1.       Establishment, Purpose, Duration.

(a)       Establishment.  Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.) (the “Company”), established an equity compensation plan known as the Williams Industrial Services Group Inc. 2015 Equity Incentive Plan (the “Plan”).  The Plan was effective as of January 29, 2015 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company (the date of such stockholder approval being the “Approval Date”).  The Plan was amended on June 10, 2019, April 27, 2020 and May 12, 2020. The Plan is hereby amended and restated, as set forth herein, as of March 15, 2022 (the “Restatement Date”), subject to the approval by the stockholders of the Company to the extent required by Applicable Laws. Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

(b)        Purpose.  The purpose of the Plan is to attract and retain Directors (as defined below), officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

(c)       Duration.  No Award may be granted under the Plan after the day immediately preceding the 10th anniversary of the Effective Date, or such earlier date as the Board shall determine.  The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

(d)       Prior Plan.  The Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “Prior Plan”) terminated in its entirety effective on the Approval Date; provided that all outstanding awards under the Prior Plan as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

2.       Definitions.  As used in the Plan, the following definitions shall apply.

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

“Approval Date” has the meaning given such term in Section 1(a).

“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Shares Award, Restricted Share Unit, Other Share-Based Award, or Cash-Based Award granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either: (a) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (b) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant. Effective June 29, 2018, all references to Global Power Equipment Group Inc. in the Award Agreements were replaced with references to Williams Industrial Services Group Inc., except where the context clearly dictates otherwise.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” shall mean a cash Award granted pursuant to Section 11 of the Plan.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term, if any, (a) in the employment, letter or severance agreement, if any, between the Participant and the Company or a Subsidiary, or (b) if none, under a severance plan or arrangement maintained by the Company or a Subsidiary that applies to the Participant on the date of termination.  If the Participant is not a party to an employment, letter or severance agreement with the Company or a Subsidiary in which such term is defined or if during the applicable severance protection period, the Participant is not a participant in any severance plan or arrangement maintained by the Company or a Subsidiary, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean the occurrence of any one of the following as determined by the Committee: (i) The continued failure of Participant to perform substantially Participant’s duties with the Company or any of its Subsidiaries or Participant’s disregard of the directives of the Board or the Participant’s supervisor or reporting senior (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Participant within 20 days after a written demand for substantial performance is delivered to Participant by the Company which specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties or disregarded a directive; (ii) The willful material misrepresentation at any time by Participant to the Board or the Company or Subsidiary; (iii) Participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Subsidiaries or their respective businesses or operations; (iv) A conviction, guilty plea or plea of nolo contendere of Participant for any crime involving dishonesty or for any felony; (v) A material breach by Participant of his or her fiduciary duties of loyalty or care to the Company or any of its Subsidiaries or a material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time to time; (vi) The engaging by Participant in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) Engaging in any activity in violation of any restrictive covenant, as specified in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity.  The Committee may in its discretion waive or modify the provisions of this paragraph at a meeting of the Committee with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this paragraph.

“Change in Control” means the occurrence of one of the following events:

(a)       The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Shares”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its affiliated companies; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)       Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)       Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)       Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board.  To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan.  The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee.  In no event shall the Date of Grant be earlier than the Effective Date.

“Detrimental Activity” except as may be otherwise specified in a Participant’s Award Agreement, means:  (a) Engaging in any activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (b) Engaging in any activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (c) The disclosure of confidential information to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business in violation of any covenant not to disclose set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant, during the period of restriction specified in the agreement or plan prohibiting the Participant from engaging in such activity; (d) The violation of any development and inventions, ownership of works, or similar provision set forth in any agreement between a Participant and the Company or a Subsidiary, including, but not limited to, the Participant’s Award Agreement or any severance plan maintained by the Company or a Subsidiary that covers the Participant; (e) Participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Subsidiaries or their respective businesses or operations; or (f) a conviction, guilty plea or plea of nolo contendere of Participant for any crime involving dishonesty or for any felony.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (a) the closing sale price per Share on that date as reported on the principal exchange on which Shares are then trading, if any, or if applicable the New York Stock Exchange, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (b) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, (i) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

“Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term, if any, (a) in the employment, letter or severance agreement, if any, between the Participant and the Company or a Subsidiary, or (b) if none, under a severance plan or arrangement maintained by the Company or a Subsidiary that applies to the Participant on the date of termination.  If the Participant is not a party to an employment, letter or severance agreement with the Company or a Subsidiary in which such term is defined or if during the applicable severance protection period, the Participant is not a participant in any severance plan or arrangement maintained by the Company or a Subsidiary, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean, unless otherwise provided by the Committee in its sole discretion, a reduction by the Company of Participant’s annual base salary by more than 10% (other than an across-the-board reduction which applies in a comparable manner to other senior executives of the Company).  A termination of Participant’s employment by Participant shall not be deemed to be for Good Reason unless (x) Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice.  Additionally, Participant must terminate his or her employment within 90 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

“Incentive Stock Option” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Objectives” means the performance objective or objectives established by the Committee pursuant to the Plan.  Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives set forth in Section 14(b).  The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices.  Performance Objectives may be stated as a combination of the listed factors.

“Plan” has the meaning given such term in Section 1(a), as amended from time to time.

“Prior Plan” has the meaning given such term in Section 1(d).

“Qualified Termination” means any termination of a Participant’s employment during the two-year period commencing on a Change in Control: (a) by the Company, any of its Subsidiaries or the resulting entity in connection with a Change in Control other than for Cause, death or Disability, or (b) by the Participant for Good Reason.

“Restatement Date” has the meaning given such term in Section 1(a).

“Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of common stock of the Company, $0.01 par value per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 17.

“Stock Appreciation Right” means a right granted pursuant to Section 7.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6.  Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

“Ten Percent Stockholder” means any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3.       Shares Available Under the Plan.

(a)       Shares Available for Awards.  The maximum number of Shares that may be issued or delivered pursuant to Awards under the Plan shall be 4,500,000, of which 2,000,000 Shares may be granted with respect to Incentive Stock Options.  Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing.  The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 17.

(b)       Share Usage.  In addition to the number of Shares provided for in Section 3(a), the following Shares shall be available for Awards under the Plan: (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; (iii) effective March 31, 2020, Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation; and (iv) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its affiliates (except as may be required by reason of Section 422 of the Code or the rules and regulations of any stock exchange or other trading market on which the Shares are listed).

(c)       Prohibition of Share Recycling.  The following Shares issued or delivered under this Plan shall not again be available for grant as described above:  (i) Shares tendered in payment of the exercise price of a Stock Option; and (ii) Shares that are repurchased by the Company with Stock Option proceeds.  Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

(d)       Per Participant Limits.  Subject to adjustment as provided in Section 17 of the Plan, the following limits shall apply with respect to Awards that are intended to qualify for the Performance-Based Exception: (i) the maximum aggregate number of Shares that may be subject to Stock Options or Stock Appreciation Rights granted in any calendar year to any one Participant shall be 75,000 Shares; (ii) the maximum aggregate number of Restricted Shares and Shares issuable or deliverable under Restricted Share Units and Other Share-Based Awards granted in any calendar year to any one Participant shall be 125,000 Shares; (iii) the maximum aggregate compensation that can be paid pursuant to Cash-Based Awards or Other Share-Based Awards granted in any calendar year to any one Participant shall be $2,500,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount; and (iv) the maximum dividend equivalents that may be paid in any calendar year to any one Participant shall be $250,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(e)       Director Limits.  No Director may be granted, during any one calendar year, Awards with a grant date fair value for financial accounting purposes of more than $250,000.

4.       Administration of the Plan.

(a)       In General.  The Plan shall be administered by the Committee.  Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.  To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan.  The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

(b)       Determinations.  The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated).  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Participants and their estates and beneficiaries.

(c)       Authority of the Board.  The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes.  To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board.  To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.  Without limiting the foregoing, the Board specifically reserves the exclusive authority to approve and administer all Awards granted to Directors under the Plan.

5.       Eligibility and Participation.  Each Employee and Director is eligible to participate in the Plan.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

6.       Stock Options.  Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)       Award Agreement. Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.  The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b)       Exercise Price. The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option be less than 100% of the Fair Market Value of a Share on the Date of Grant.

(c)       Term.  The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed 10 years from its Date of Grant.

(d)       Exercisability. Stock Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements.

(e)       Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable.  A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares.  The exercise price of a Stock Option may be paid: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by Applicable Law); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion.  As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

(f)       Special Rules Applicable to Incentive Stock Options.  Notwithstanding any other provision in the Plan to the contrary:

(i)       Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries.  The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii)       To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii)       No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least 110% of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed 5 years from the Date of Grant.

7.       Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)       Award Agreement.  Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)       Exercise Price.  The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than 100% of the Fair Market Value of a Share on the Date of Grant.

(c)       Term.  The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed 10 years from its Date of Grant.

(d)       Exercisability of Stock Appreciation Rights.  A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements.

(e)       Exercise of Stock Appreciation Rights.  Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable.  A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised.  Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised.  A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.       Restricted Shares.  Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)       Award Agreement.  Each Restricted Shares Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)       Terms, Conditions and Restrictions.  The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares.  Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

(c)       Custody of Certificates.  To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(d)       Rights Associated with Restricted Shares during Restricted Period.  During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) subject to the restrictions in Section 12 below, the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period.

9.         Restricted Share Units.  Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

(a)       Award Agreement.  Each Restricted Share Unit shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)       Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

(c)       Form of Settlement.  Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

10.       Other Share-Based Awards.  Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.  Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash.

(a)       Award Agreement.  Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

(b)       Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

11.       Cash-Based Awards.  Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion.  Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, restrictions based on the achievement of specific Performance Objectives.

12.       Dividend Equivalents. Awards may provide the Participant with dividend equivalents, on a contingent basis and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that that any dividend equivalents with respect to an unvested Award shall be accumulated or deemed reinvested until such Award is earned and vested, and shall be subject to the same terms and conditions as the original Award (including service-based vesting conditions and the achievement of any Performance Objectives). Notwithstanding the foregoing, no dividend equivalents shall be granted with respect to Shares underlying a Stock Option or Stock Appreciation Right.

13.       Compliance with Section 409A.  Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.  To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant.  Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section 13): (a) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (b) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is 6 months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death.  Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law.  The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.       Performance-Based Awards.

(a)       In General.  In General. As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Restricted Shares, Restricted Share Units and Other Share-Based Awards may be conditioned on the attainment of one or more Performance Objectives during a performance period established by the Committee.

(b)       Performance Objectives.  Performance Objectives may be based on such criteria as determined by the Committee in its discretion, which may include (but shall not be limited to) the following criteria: revenues, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, operating cash flow, earnings per share, return on total capital, return on invested capital, return on gross investment, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price corporate value and sustainability metrics (including, without limitation, environmental, social and governance matters), human capital metrics (including, without limitation, employee satisfaction, management of employment practices, employee benefits, and workforce retention, safety or diversity), and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development milestones, market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

(c)       Adjustments.  The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Objective may include or exclude any of the following events that occurs during the relevant period: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual or infrequently occurring items as described in Financial Accounting Standards Board Accounting Standards Update No. 2015-01 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) other events identified by the Committee. Moreover, if the Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may, in its discretion and without the consent of any Participant, adjust such Performance Objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(d)       Certification of Performance.  The Committee shall certify in writing whether the applicable Performance Objectives and other material terms imposed on such Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Award.

15.       Minimum Vesting for Awards.  Subject to Sections 20, 22 and 23(b) of the Plan, Awards granted under the Plan on or after the Restatement Date shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the total number of Shares remaining available for issuance under the Plan under Section 3(b) as of the Restatement Date (subject to adjustment under Section 17).

16.       Transferability.  Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award.  Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

17.       Adjustments.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the exercise price, exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants.  In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number.  Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 17 that would (i) cause any Stock Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

18.       Fractional Shares.  The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

19.       Withholding Taxes.  To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award.  The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied.  The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a Fair Market Value equal to the minimum amount required to be withheld or paid (or such other amount that will not result in adverse accounting consequences for the Company or a Subsidiary).  Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

 20.       Foreign Employees.  Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have employees.

 21.       Detrimental Activity; Forfeiture of Awards.

  (a)       Detrimental Activity. Any Award Agreement may provide that if the Committee determines a Participant has engaged in any Detrimental Activity, either during service with the Company or a Subsidiary or after termination of such service, then, promptly upon receiving notice of the Committee’s determination, the Participant shall:

(i)       forfeit that Award to the extent then held by the Participant;

(ii)       subject to Section 21(b) below, return to the Company or the Subsidiary all Shares that the Participant has not disposed of that had been acquired pursuant to that Award, in exchange for payment by the Company or the Subsidiary of any amount actually paid therefor by the Participant; and

(iii)       subject to Section 21(b) below, with respect to any Shares acquired pursuant to an Award that were disposed of, pay to the Company or the Subsidiary, in cash, the excess, if any, of: (A) the Fair Market Value of the Shares on the date acquired, over (B) any amount actually paid by the Participant for the Shares.

(b)       Period of Restriction.  Sections 21(a)(ii) and (iii) shall apply only to Shares that were acquired pursuant to the Award during a period of two (2) years prior to the date of the Participant’s initial commencement of the Detrimental Activity (or such other period of time specified by the Committee in the Award Agreement).

(c)       Compensation Recovery Policy.  Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC rule or applicable securities exchange.

(d)       Set-Off and Other Remedies.  To the extent that amounts are not immediately returned or paid to the Company as provided in this Section 21, the Company may, to the extent permitted by Applicable Laws, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for any reason, including, without limitation, wages, or vacation pay or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.

22.       Change in Control.

(a)       Awards that are Assumed.  To the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are continued by the Company), then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant:  (i) any outstanding Awards that are subject to Performance Objectives shall be converted by the resulting entity, as if “target” performance had been achieved as of the date of the Change in Control, and shall continue to vest during the remaining performance period or other period of required service, and (ii) all other Awards shall continue to vest during the applicable vesting period, if any.  Notwithstanding the preceding sentence, if a Participant incurs a Qualified Termination, then upon such termination (A) all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (B) all restrictions with respect to outstanding Awards shall lapse, with any specified Performance Objectives with respect to outstanding Awards deemed to be satisfied at the “target” level, and (C) all outstanding Awards shall become fully vested.

(b)       Awards that are not Assumed.  To the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in connection with a Change in Control (or, if the Company is the resulting entity, to the extent such Awards are not continued by the Company), then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant, and effective immediately prior to the Change in Control:  (i) all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (ii) all restrictions with respect to outstanding Awards shall lapse, with any specified Performance Objectives with respect to outstanding Awards deemed to be satisfied at the “target” level, and (iii) all outstanding Awards shall become fully vested.

(c)       Cancellation Right.  The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that any outstanding Award (or a portion thereof) shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change in Control) in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Award, over any exercise price related to the Award, which amount may be zero if the Fair Market Value of a Share on the date of the Change in Control does not exceed the exercise price per Share of the applicable Awards.

23.       Amendment, Modification and Termination.

(a)       In General.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

(b)       Adjustments to Outstanding Awards.  The Committee may in its sole discretion at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare.  Unless otherwise determined by the Committee, any such adjustment that is made with respect to an Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.  Additionally, the Committee shall not make any adjustment pursuant to this Section 23(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

(c)       Prohibition on Repricing.  Except for adjustments made pursuant to Sections 17 or 22, the Board or the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price.  No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the stockholders of the Company, except as provided in Sections 17 or 22.  Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company.  This Section 23(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 17 or 22.

(d)       Effect on Outstanding Awards.  Notwithstanding any other provision of the Plan to the contrary (other than Sections 17, 22, 23(b) and 25(d)), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.  Notwithstanding the preceding sentence, any Incentive Stock Option granted under the Plan may be modified by the Committee to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code.

24.       Applicable Laws.  The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

25.       Miscellaneous.

(a)       Deferral of Awards.  Except with respect to Stock Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan.  The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.  All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

(b)       No Right of Continued Employment.  The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.  No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

(c)       Unfunded, Unsecured Plan.  Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan.  A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(d)       Severability.  If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(e)       Acceptance of Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

(f)       Successors.  All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award agreements shall be deemed to refer to such successors.

* * * * *

If you have any questions, require any assistance in voting your shares in the Company, need any additional copies of the Company’s proxy materials, or have any other questions, please call Morrow Sodali LLC, the Company’s proxy solicitor, at the toll-free telephone number included below.

Morrow Sodali LLC 333 Ludlow Street, 5th Floor, South Tower Stamford, Connecticut 06902 Tel: (800) 662-5200 Banks and brokers can call collect at: (203) 658-9400 Email: WLMS@investor.morrowsodali.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D73117-P69416 2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2022. 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. 4. To approve an amendment and restatement of the Company's 2015 Equity Incentive Plan. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! WILLIAMS INDUSTRIAL SERVICES GROUP INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. WILLIAMS INDUSTRIAL SERVICES GROUP INC. 200 ASHFORD CENTER NORTH, SUITE 425 ATLANTA, GEORGIA 30338 01) Robert B. Mills 02) David A. B. Brown 03) Steven D. Davis 04) Linda A. Goodspeed 05) Nelson Obus 06) Tracy D. Pagliara 07) Mitchell I. Quain 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR ALL of the following nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed, in any form, to vote or act with respect to the shares of Common Stock held by the undersigned at the 2022 Annual Meeting of Stockholders. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. D73118-P69416 WILLIAMS INDUSTRIAL SERVICES GROUP INC. Annual Meeting of Stockholders May 12, 2022 9:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Charles E. Wheelock and Stuart Welburn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Williams Industrial Services Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on May 12, 2022, at the Conference Center in 200 Ashford Center North, Atlanta, Georgia 30338, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are also authorized, in their discretion, to vote upon such other matters as may come before the Annual Meeting of Stockholders. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote by Internet or telephone, please DO NOT mail back this proxy card unless you wish to change your previously-submitted vote. If you wish to attend the Annual Meeting of Stockholders in person, please be prepared to present photo identification for admittance. Continued and to be signed on reverse side